EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of  August 9, 2010, by and among Pericom Semiconductor Corporation, a California corporation (the “Purchaser”), PTI Acquisition Subsidiary Inc., a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of the Purchaser (the “Merger Sub”), Pericom Technology Inc., a company incorporated under the laws of the British Virgin Islands (the “Company”), and Yuk Kin Wong, not individually, but solely in his capacity as the representative of the Securityholders (the “Shareholder Representative”).  Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in Exhibit A.

WHEREAS, the respective boards of directors of the Purchaser, the Merger Sub and the Company have deemed it advisable and in the best interests of (i) in the case of the Purchaser, the corporation and its shareholders, and (ii) in the case of the Merger Sub and the Company, the company and its shareholders, in each case, that the Purchaser and the Company consummate the business combination and other transactions contemplated by this Agreement;

WHEREAS, the respective boards of directors of the Merger Sub and the Company have authorized and approved the merger of the Merger Sub with and into the Company in accordance with the provisions of this Agreement; and

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
THE MERGER

1.1           The Merger.  In accordance with the provisions of this Agreement, at the Effective Time, the Merger Sub will be merged (the “Merger”) with and into the Company in accordance with the Laws of the British Virgin Islands.  Following the Merger, the Company will continue as the surviving company and a wholly-owned subsidiary of the Purchaser (the “Surviving Company”), and the separate corporate existence of the Merger Sub will cease.

1.2           Closing; Effective Time and Actions at the Closing.  The consummation of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Baker & McKenzie LLP, Two Embarcadero Center, 11th Floor, San Francisco, California at a time and date to be specified by the parties, which will promptly following the satisfaction or waiver of the conditions, set forth in Article 6, or at such other time, date and location as the Purchaser and the Company may agree in writing (the “Closing Date”).  On the Closing Date:

(a)           Effective Time.  The Merger will be consummated by the filing of the Merger Documents with the British Virgin Islands Registry of Corporate Affairs.  The date that the Merger becomes effective in accordance with the Laws of the British Virgin Islands is referred to in this Agreement as the “Effective Time.”

(b)           General Deliveries.  The parties will deliver or cause to be delivered the various certificates, instruments and documents referred to in Article 6.

(c)           Escrow and Exchange Agent Agreement.

(i)           The Purchaser, the Shareholder Representative and Deutsche Bank National Trust Company (the “Escrow and Exchange Agent”) acting as escrow agent or exchange agent as the context may require, will execute and deliver the Exchange Agent Agreement in the form attached hereto as Exhibit B with such modifications as may be required by the Escrow and Exchange Agent (the “Exchange Agent Agreement”) and the Escrow Agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”).

(ii)           On the Closing Date, the Purchaser will deposit with the Escrow and Exchange Agent via wire transfer an amount in cash (i) the Net Notional Merger Consideration (without taking into account clause (B) thereof) minus (ii) the aggregate Initial Option Consideration minus (iii) the Escrow Fund minus (iv) the Purchase Price Adjustment Fund (such aggregate amount, the “Closing Payment”).  Such Closing Payment will be placed by the Escrow and Exchange Agent in a separate account under the Exchange Agent Agreement (the “Exchange Fund”) for disbursement as set forth in Section 1.2(d) and Article 2.

(iii)           On the Closing Date, the Purchaser will deposit with the Escrow and Exchange Agent via wire transfer, an amount in cash equal to ten percent (10%) of the Net Notional Merger Consideration (without taking into account clause (B) thereof) (such amount, the “Escrow Fund”).  Pursuant to applicable provisions of the Escrow Agreement, the Escrow and Exchange Agent will deposit the Escrow Fund into an escrow account to be held in trust pursuant to the Escrow Agreement, free of any lien or other claim of any creditor of any of the parties which amount, plus any interest accrued thereon, will be payable to the Shareholders less any pending or finally determined indemnification claims asserted pursuant to Articles 9 and 10, in each case, in accordance with the terms of this Agreement and the Escrow Agreement.  The Escrow Fund will be deemed to have been withheld from each Shareholder in the proportions set forth on the Final Merger Consideration Allocation Schedule.

(iv)           On the Closing Date, the Purchaser will deposit with the Escrow and Exchange Agent via wire transfer, an amount in cash equal to $750,000 (the “Purchase Price Adjustment Fund”) to secure the payment of any amounts payable to the Purchaser pursuant to Section 2.7(f) hereof, subject to the terms of the Escrow Agreement.  The Purchase Price Adjustment Fund shall terminate on the Business Day after the date on which a payment is made by the Escrow and Exchange Agent to either the Purchaser or the Securityholders, as appropriate, in accordance with and pursuant to Section 2.7(f) hereof (such period, the “Purchase Price Adjustment Fund Period”).  Upon the expiration of the Purchase Price Adjustment Fund Period, the remaining amount of cash, if any, in the Purchase Price Adjustment Fund shall be distributed to the Securityholders in accordance with this Agreement and the Escrow Agreement.  For the avoidance of doubt, under no circumstances shall the Purchase Price Adjustment Fund be commingled with, or comprise part of, the Escrow Fund.

(v)           The adoption of this Agreement and approval of the Merger by the Shareholders will constitute approval of the Escrow Fund, the Exchange Agent Agreement, the Escrow Agreement, and the appointment of the Shareholder Representative.

(d)           Payment to Securityholders.  After the Effective Time, the Escrow and Exchange Agent will pay to the Shareholders the applicable portion of the Merger Consideration in accordance with Article 2 and other applicable provisions of this Agreement and the Exchange Agent Agreement.

1.3           Effects of the Merger.  The Merger will have the effects set forth under the Laws of the British Virgin Islands.  Without limiting the generality of the foregoing, as of the Effective Time, all properties, rights, privileges, powers and franchises of the Company and the Merger Sub will vest in the Surviving Company, and all debts, liabilities and duties of the Company and the Merger Sub will become debts, liabilities and duties of the Surviving Company.

1.4           Memorandum and Articles of Association.  The Memorandum of Association and the Articles of Association of the Company, or an amended version of such documents,  will be the Memorandum of Association and the Articles of Association of the Surviving Company.

1.5           Directors.  The directors of the Merger Sub at the Effective Time will be the initial directors of the Surviving Company and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Memorandum of Association and the Articles of Association of the Surviving Company or as otherwise provided by the Laws of the British Virgin Islands.

1.6           Officers.  The officers of the Merger Sub at the Effective Time will be the initial officers of the Surviving Company and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Memorandum of Association and the Articles of Association of the Surviving Company or as otherwise provided by Laws of the British Virgin Islands.

ARTICLE 2
EFFECT OF MERGER; EXCHANGE PROCEDURES

2.1           Merger Consideration.

(a)           For the purposes hereof, the following definitions will apply:

(i)           “Aggregate Option Exercise Amount” means the aggregate dollar amount of the exercise prices of all Convertible Options issued and outstanding immediately prior to the Effective Time.

(ii)           “Merger Consideration” means the sum of (x) $28,698,960 (the “Initial Merger Consideration”), plus (y) the Aggregate Earnout Amount, if any.

(iii)           “Net Notional Merger Consideration” means the (A) Initial Merger Consideration, as such amount may be adjusted pursuant to Section 2.6 hereof, plus (B)  the Aggregate Option Exercise Amount.

(iv)           “Outstanding Company Shares” means the sum of (A) the Common Shares, plus (B) the Series A Preferred Shares, plus (C) the Series B Preferred Shares, plus (D) the Series C Preferred Shares, in each case, issued and outstanding as of the Effective Time.

(v)           “Per Share Net Participation Amount” means the Net Notional Merger Consideration divided by the Total Outstanding Shares.

(vi)           “Total Outstanding Shares” means the number of Outstanding Company Shares plus the aggregate number of Company Capital Shares issuable upon the exercise of all Convertible Options issued and outstanding immediately prior to the Effective Time.

(b)           Conversion/Treatment of Company Capital Shares.

(i)           Series C Preferred Shares.  As of the Effective Time, each Series C Preferred Share issued and outstanding (other than (A) Series C Preferred Shares to be cancelled in accordance with subsections (v) and (vi) hereof, and (B) any Dissenting Shares) immediately prior to the Effective Time, will be cancelled and extinguished, and each Series C Preferred Share will be converted into the right to receive an aggregate of an amount in cash equal to the Per Share Net Participation Amount (subject to the withholding from such aggregate amount of an amount per Series C Preferred Share to be contributed to the Escrow Fund and the Purchase Price Adjustment Fund, each as set forth in the Final Merger Consideration Allocation Schedule, which amounts shall be payable in accordance with this Agreement and the Escrow Agreement and may in whole or in part reduce the Per Share Net Participation Amount).

(ii)           Series B Preferred Shares.  As of the Effective Time, each Series B Preferred Share issued and outstanding (other than (A) Series B Preferred Shares to be cancelled in accordance with subsections (v) and (vi) hereof, and (B) any Dissenting Shares) immediately prior to the Effective Time, will be cancelled and extinguished, and each Series B Share will be converted into the right to receive an aggregate of an amount in cash equal to the Per Share Net Participation Amount (subject to the withholding from such aggregate amount of an amount per Series B Preferred Share to be contributed to the Escrow Fund and the Purchase Price Adjustment Fund, each as set forth in the Final Merger Consideration Allocation Schedule, which amounts shall be payable in accordance with this Agreement and the Escrow Agreement and may in whole or in part reduce the Per Share Net Participation Amount).

(iii)           Series A Preferred Shares.  As of the Effective Time, each Series A Preferred Share issued and outstanding (other than (A) Series A Preferred Shares to be cancelled in accordance with subsections (v) and (vi) hereof, and (B) any Dissenting Shares) immediately prior to the Effective Time, will be cancelled and extinguished, and each Series A Share will be converted into the right to receive an aggregate of an amount in cash equal to the Per Share Net Participation Amount (subject to the withholding from such aggregate amount of an amount per Series A Preferred Shares to be contributed to the Escrow Fund and the Purchase Price Adjustment Fund, each as set forth in the Final Merger Consideration Allocation Schedule, which amounts shall be payable in accordance with this Agreement and the Escrow Agreement).

(iv)           Common Shares.  As of the Effective Time, each Common Share issued and outstanding (other than (A) Common Shares to be cancelled in accordance with subsections (v) and (vi) hereof, and (B) any Dissenting Shares) immediately prior to the Effective Time, will be cancelled and extinguished, and each such Common Share will be converted into the right to receive an amount in cash equal to the Per Share Net Participation Amount (subject to the withholding from such amount of an amount per Common Share to be contributed to the Escrow Fund and the Purchase Price Adjustment Fund, each as set forth in the Final Merger Consideration Allocation Schedule, which amounts shall be payable in accordance with this Agreement and the Escrow Agreement and may in whole or in part reduce the Per Share Net Participation Amount).

(v)           Treasury Shares.  Each Company Capital Share that is owned by the Company immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(vi)           Purchaser Shares.  Each Company Capital Share that is owned by the Purchaser or the Merger Sub immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(vii)           Generally.  All Outstanding Company Shares, when so converted, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing such Outstanding Company Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration represented by such certificate in accordance with this Article 2.

(c)           Conversion of Merger Sub Capital Shares.  As of the Effective Time, each issued and outstanding share of the Merger Sub will be converted into one validly issued, fully-paid and non-assessable common share of the Surviving Company.

2.2           Options and Other Rights to Acquire Company Capital Shares.

(a)           Option Holders.  No Option (whether vested or unvested) shall be assumed by the Purchaser, the Merger Sub or the Surviving Company.  The Share Option Plan (including any sub-plans thereof) and any other plans for the purchase of Company Capital Shares will be terminated by the Company at the Closing.

(i)           Vested Options.  At the Effective Time, each Vested Option outstanding immediately prior to the Effective Time that is held by any Person and that is not underwater (as defined below) as of immediately prior to the Effective Time (each such Vested Option, a “Convertible Option”) will by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or the holder thereof, other than any notices required to be delivered pursuant to the terms of the Share Option Plan, be automatically cancelled and converted into and will become a right to receive, as applicable, an amount in cash (without interest) equal to (1) (x) the excess of (A) the Per Share Net Participation Amount over (B) the exercise price per share attributable to such Convertible Option, multiplied by (y) the total number of Common Shares issuable upon exercise in full of such Convertible Option (subject to the withholding from such aggregate amount of an amount per Convertible Option to be contributed to the Escrow Fund and the Purchase Price Adjustment Fund, each as set forth in the Final Merger Consideration Allocation Schedule, which amounts shall be payable in accordance with this Agreement and the Escrow Agreement and may in whole or in part reduce the Per Share Net Participation Amount) (such amount applicable to each Convertible Option, hereinafter referred to as the “Initial Option Consideration”) and (2)  the applicable portion of the Aggregate Earnout Amount, if any, payable in respect of such Convertible Option in accordance with Section 2.9 (the “Earnout Option Consideration”; and, together with the Initial Option Consideration, the “Option Consideration”).  For purposes of this Section 2.2(b), in the event that immediately prior to the Effective Time, the exercise price of any Vested Option is equal to or greater than the Per Share Net Participation Amount (any such Vested Options referred to as being “underwater” for purposes of this Section 2.2(a)), such Vested Option will automatically be cancelled and cease to exist, and no consideration will be delivered in exchange therefor.

(ii)           Unvested Options.  At the Effective Time, each Unvested Option outstanding immediately prior to the Effective Time that is held by any Person will by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or the holder thereof, other than any notices required to be delivered pursuant to the terms of the Share  Option Plan, be automatically be cancelled and cease to exist, and no consideration will be delivered in exchange therefor.  The Company shall take all action necessary to cause all Options granted under the Company 2006 Share Incentive Scheme that would be Unvested Options as of immediately prior to the Effective Time to become exercisable prior to the Closing, subject to the occurrence of the Closing, during a reasonable period specified by the Company (the “Exercisable No-Cash-Out Options”). The Company shall notify the holders of the Exercisable No-Cash Out Option of the period during which such Options are exercisable.  For the avoidance of doubt, (i) the Exercisable No Cash-Out Options shall be not be eligible for the Option Consideration contemplated under Section 2.2(a)(i) hereof and (ii) any exercises of the Exercisable No Cash-Out Options shall be subject to the occurrence of the Closing such that any exercises of No Cash-Out Options shall be null and void and not be given any effect if the Closing does not occur.

(iii)           As promptly as practicable after the Effective Time and in any event within five (5) Business Days, the Purchaser will deposit with the Surviving Company by wire transfer of immediately available funds an amount in cash equal to the Initial Option Consideration, to be paid to (A) each and every holder of the Convertible Options who is an PRC employee of the Acquired Companies as of the Effective Time, 12 months after receipt by the Surviving Company of such funds, if such employee continues his or her employment with the Acquired Companies or Purchaser during such 12 months and subject to Purchaser’s determination that such payment may be made under applicable Law, and (B) the holders of the Convertible Options other than the holders specified in the preceding clause (A), promptly after receipt by the Surviving Company of such funds.  The payment of the Initial Option Consideration and the Earnout Option Consideration to holders of the Convertible Options as described in this Section 2.2(a) shall be reduced by any income, employment or other tax withholding required under the Code or any provision of state, local or foreign tax Law.  No interest will be paid or accrued on the Option Consideration payable to the holders of Convertible Options pursuant to this Agreement.  Except as otherwise required by applicable law or other guidance of the Internal Revenue Service, or pursuant to a determination (within the meaning of Code Section 1313(a) or any comparable provision of law), each of the Purchaser, Merger Sub, and the Surviving Company shall treat the Options granted to U.S. Taxpayers and the payment of Option Consideration to holders of Convertible Options who are U.S. Taxpayers in the manner set forth in this Section 2.2(a) as either exempt from or complying with the provisions of Code Section 409A, as the case may be.

(b)           Subject to subsection (a) hereof, the Company will take all actions necessary or appropriate so that (i) at the Effective Time, all options, warrants, securities convertible into Company Capital Shares and other rights to purchase or otherwise acquire Company Capital Shares will be cancelled and the Share Option Plan will be terminated, provided that any such termination applicable to any “stock rights” (within the meaning of Code Section 409A) granted to U.S. Taxpayers will comply with the provisions of Code Section 409A where applicable, (ii) at the Effective Time, no Person other than the holders of the Outstanding Company Shares will have any right, title or interest in or to the ownership of the Company or the Surviving Company, (iii) the holders of Outstanding Company Shares and options, warrants or other rights to purchase the Company Capital Shares will, on and after the Closing, have no right, title or interest in or to the Company, the Surviving Company or any securities of the Company or the Surviving Company (other than the right to receive the Merger Consideration as expressly provided herein), and (iv) no Person holding any securities of the Company will have any right to acquire any securities of the Purchaser, the Merger Sub or the Surviving Company by virtue of any such securities of the Company or any act or omission of the Company or its agents.

2.3           Exchange.

(a)           Exchange Procedures.  The following exchange procedures will govern the exchange of the Outstanding Company Shares and Convertible Options at or following the Effective Time:

(i)           Attached hereto as Exhibit D-1 is a preliminary merger allocation schedule prepared by the Company (the “Preliminary Merger Consideration Allocation Schedule”) which sets forth the preliminary allocation of proceeds among the Shareholders and holders of Convertible Options.  The Company and the Shareholder Representative expressly acknowledge that (A) the Preliminary Merger Consideration Allocation Schedule sets forth the contemplated allocation of the Merger Consideration and other payments payable in accordance with this Article 2, (B) such allocation complies with and does not violate any provision of the Company’s memorandum and articles of association or any other agreements entered into by or among the Company and the Securityholders, as in effect immediately prior to the Effective Time, and (C) the allocations set forth on the Preliminary Merger Consideration Allocation Schedule as well as the aggregate Merger Consideration payable to the Securityholders as reflected therein will be subject to adjustment in accordance with the provisions hereof including, without limitation, Sections 2.6 and 2.7 hereof.

(ii)           No later than two Business Days prior to the Closing, the Company will deliver to the Purchaser a spreadsheet setting forth (A) the name, address and social security number or other taxpayer identification number of each Securityholder as of the Closing Date, (B) the number and class or series of shares and share certificate numbers of Outstanding Company Shares held by such Shareholder, (C) the number of Common Shares underlying Options held by the holders of Convertible Options and the exercise prices therefor, (D) the portion of the Merger Consideration payable to each Shareholder or holder of Convertible Options in accordance with the provisions hereof as of the Closing Date, (E) each Shareholder’s proportional interest in the Escrow Fund and (F) each Shareholder’s proportional interest in the eighty percent (80%) of maximum possible Aggregate Earnout Amount of $5,967,264 (such spreadsheet, the “Final Merger Consideration Allocation Schedule”).  The Final Merger Consideration Allocation Schedule is attached to this Agreement as Exhibit D-2 and has been appended as an appropriately numbered exhibit to the Exchange Agent Agreement and the Escrow Agreement.

(iii)           As soon as practicable after the Effective Time but in no event later than five Business Days thereafter, the Purchaser will cause the Escrow and Exchange Agent to mail, to each Shareholder at the respective addresses set forth on the Final Merger Consideration Allocation Schedule the following: (A) notice that the Closing has occurred; (B) a letter of transmittal in the form attached to the Exchange Agent Agreement (the “Transmittal Letter”); and (C) instructions for effecting the surrender of the Certificates (as defined herein) in exchange for the Closing Payment payable with respect thereto.

(iv)           Upon surrender of a certificate or certificates after the Effective Time which immediately prior to the Effective Time represented any Outstanding Company Shares (a “Certificate”) (or an effective affidavit of loss required by Section 2.3(b)), together with a duly executed Transmittal Letter (collectively, the “Transmittal Documentation”), to the Escrow and Exchange Agent, the holder of such Certificate will be entitled to receive in exchange for that portion of the Closing Payment that such holder has the right to receive pursuant to the provisions of this Article 2, all as set forth in the Final Merger Consideration Allocation Schedule, subject to any required Tax withholding, and the surrendered Certificate will immediately be cancelled.

(v)           Within five Business Days of receipt by the Escrow and Exchange Agent of the duly executed Transmittal Documentation, the Escrow and Exchange Agent will pay the tendering holder the portion of the Closing Payment or other payments payable to such Person in accordance with the provisions of this Article 2, as set forth in Section 6 of the Exchange Agent Agreement.  No interest will be paid or accrue on any Closing Payment payable to the Shareholders pursuant to this Section 2.3.

(b)           Lost, Stolen or Destroyed Certificates.  In the event that any Certificates have been lost, stolen or destroyed, the Escrow and Exchange Agent may, in its discretion and as a condition precedent to the payment of any Merger Consideration in respect thereof, require the owner of such lost, stolen or destroyed Certificate (i) to provide an affidavit of such loss, theft or destruction in a form satisfactory to the Escrow and Exchange Agent and any additional documentation reasonably requested by the Escrow and Exchange Agent, (ii) to indemnify and hold harmless the Purchaser Indemnified Parties (as defined herein) from and against any claim that may be made against the Purchaser Indemnified Parties with respect to the Certificates alleged to have been lost, stolen or destroyed and (iii) to provide a sufficient indemnity bond in form, substance and amount satisfactory to the Escrow and Exchange Agent.

(c)           No Further Ownership Rights in Company Capital Shares.  Any Merger Consideration, payments paid or issued upon the surrender of Certificates in accordance with the terms hereof will be deemed to be in full satisfaction of all rights pertaining to such Certificates and there will be no further registration of transfers on the records of the Surviving Company of Company Capital Shares which were outstanding immediately prior to the Effective Time.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed on the date that is 180 days after the Effective Time will be delivered to the Purchaser, and any holder of a Certificate who has not previously complied with this Section 2.3 will be entitled to receive, upon demand, only from the Purchaser, payment of its claim for the Merger Consideration, without interest.

2.4           Escheat.  Neither the Purchaser nor the Surviving Company will be liable to any former holder of Company Capital Shares for any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.  In the event any Certificate has not been surrendered for exchange prior to the second anniversary of the Closing Date, or prior to such earlier date as of which such Certificate or the Merger Consideration payable upon the surrender thereof would otherwise escheat to or become the property of any Governmental Authority, then the Merger Consideration otherwise payable upon the surrender of such Certificate will, to the extent  permitted by applicable Law, become the property of the Surviving Company, free and clear of all rights, interests and adverse claims of any person.

2.5           Dissenter’s Rights.  Notwithstanding anything in this Agreement to the contrary, any Company Capital Shares outstanding immediately prior to the Effective Time and held by a holder who has properly exercised the holder’s dissenters rights in accordance with the Laws of the British Virgin Islands (“Dissenting Shares”) will not be converted into, or represent the right to receive, the Merger Consideration, but shall instead be entitled to receive the fair value of the holder’s shares in accordance with the Laws of the British Virgin Islands.

2.6           Pre-Closing Adjustment to Merger Consideration.

(a)           Estimated Closing Balance Sheet.  No later than three Business Days prior to the Closing Date, the Company will prepare and deliver to the Purchaser an unaudited consolidated balance sheet (the “Estimated Closing Balance Sheet”) as of a date within three Business Days prior to the Closing Date.  The Estimated Closing Balance Sheet will be prepared in accordance with PRC GAAP or Hong Kong GAAP, as appropriate, applied on a basis that is consistent with the Interim Balance Sheet, but in all instances in accordance with PRC GAAP or Hong Kong GAAP, as appropriate, and will be accompanied by (i) an income statement for the period from the date of the Balance Sheet through the Closing Date and all relevant backup materials and schedules in form and substance reasonably satisfactory to the Purchaser, (ii) a certificate based on such Estimated Closing Balance Sheet setting forth the Company’s itemized calculation of (A) the Closing Working Capital and (B) the amount of the adjustment(s), if any, calculated in accordance with Section 2.6(b) hereof (the “Estimated Closing Balance Sheet Certificate”), and (iii) a certification of each of the Company’s chief executive officer and chief financial officer that, based solely on the knowledge of such signing officer, the Estimated Closing Balance Sheet, the Estimated Closing Balance Sheet Certificate and the related financial statements delivered in accordance with this Section 2.6(a) fairly present, in all material respects, the consolidated financial condition and results of operations of the Company for the periods and dates so covered.

(b)           Adjustment.

(i)           Estimated Closing Working Capital.  If the Closing Working Capital stated in the Estimated Closing Balance Sheet Certificate (the “Estimated Closing Working Capital”) is less than $20,384,000 (such working capital amount, the “Target Working Capital”), the Initial Merger Consideration payable as of the Closing will be reduced by an amount equal to $0.5967 multiplied by the difference between the Estimated Closing Working Capital and the Target Working Capital.  If the Estimated Closing Working Capital is more than the Target Working Capital, the Initial Merger Consideration payable as of the Closing will be increased by an amount equal to $0.5967 multiplied by the difference between the Target Working Capital and the Estimated Working Capital.

2.7           Post-Closing Adjustment.

(a)           As soon as commercially practicable but in no event later than the earlier of (i) 10 days after the filing with the Securities and Exchange Commission (the “SEC”) by the Purchaser of the first periodic report on Form 10-Q or Form 10-K that the Purchaser files at least 30 days after the Closing Date, or (ii) 90 days after the Closing Date, the Purchaser will prepare and deliver to the Shareholder Representative (with contemporaneous delivery to the Escrow and Exchange Agent if the Purchaser claims that it is entitled to payment pursuant to Section 2.7(f)) written notice (the “Adjustment Notice”) containing (i) an unaudited consolidated balance sheet of the Company as of the close of business on the Closing Date (the “Closing Balance Sheet”), (ii) the Purchaser’s calculation of Closing Working Capital (the “Final Closing Working Capital”), based on the Closing Balance Sheet, and (iii) the Purchaser’s calculation of the amount of any payments required pursuant to Section 2.7(f) (the “Adjustment Calculation”).  The Closing Balance Sheet will be prepared in accordance with PRC GAAP or Hong Kong GAAP, as appropriate, applied on a basis that is consistent with the Interim Balance Sheet but in all instances in accordance with PRC GAAP or Hong Kong GAAP, as appropriate.

(b)           Within 30 days after delivery of the Adjustment Notice, the Shareholder Representative will deliver to the Purchaser (with contemporaneous delivery to the Escrow and Exchange Agent if the Purchaser claims that it is entitled to payment pursuant to Section 2.7(f)) a written response in which the Shareholder Representative will either:

(i)           agree in writing with the Adjustment Calculation, in which case such calculation will be final and binding on the parties for purposes of Section 2.7(f); or

(ii)           dispute the Adjustment Calculation by delivering to the Purchaser a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

For purposes of this Section 2.7(b), the Shareholder Representative may only deliver a Dispute Notice on the basis that the Purchaser’s calculations of Final Closing Working Capital were not in accordance with PRC GAAP or Hong Kong GAAP, as appropriate, applied on a basis consistent with the Interim Balance Sheet, or that the Adjustment Calculation contains mathematical errors on its face.

(c)           If the Shareholder Representative fails to take either of the foregoing actions within 30 days after its receipt of the Adjustment Notice, then the Securityholders will be deemed to have irrevocably accepted the Adjustment Calculation, in which case, the Adjustment Calculation will be final and binding on the parties for purposes of Section 2.7(f).

(d)           If the Shareholder Representative timely delivers a Dispute Notice to the Purchaser, then the Purchaser and the Shareholder Representative will attempt in good faith, for a period of 30 days, to agree on the Adjustment Calculation for purposes of Section 2.7(f).  Any resolution by the Purchaser and the Shareholder Representative during such 30-day period as to any disputed items will be final and binding on the parties for purposes of Section 2.7(f).  If the Purchaser and the Shareholder Representative do not resolve all disputed items by the end of 30 days after the date of delivery of the Dispute Notice, then the Purchaser and the Shareholder Representative will jointly select and engage a mutually agreeable independent accounting firm of recognized standing, which firm is not the regular auditing firm of the Purchaser or the Company, and submit the remaining items in dispute to such independent accounting firm.  If the Purchaser and the Shareholder Representative are unable to jointly select such independent accounting firm within 10 days after such 30-day period, the Purchaser, on the one hand, and the Shareholder Representative, on the other hand, will each select an independent accounting firm of recognized standing and each such selected accounting firm will select a third independent accounting firm of recognized international standing, which firm is not the regular auditing firm of the Purchaser or the Company; provided, however, that if either the Purchaser, on the one hand, or the Shareholder Representative, on the other hand, fails to select such independent accounting firm during this 10-day period, then the parties agree that the independent accounting firm selected by the other party will be the independent accounting firm selected by the parties for purposes of this Section 2.7 (such selected independent accounting firm, whether pursuant to this sentence or the preceding sentence, the “Independent Accounting Firm”).  The Purchaser and the Shareholder Representative will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting Adjustment Calculation.  The Purchaser and the Shareholder Representative will each use commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within 30 days after referral of the items to such firm or as soon thereafter as reasonably practicable.  The Independent Accounting Firm’s determination of the Adjustment Calculation as set forth in its report will be final and binding on the parties for purposes of Section 2.7(f).  The Purchaser will revise the Closing Balance Sheet and the calculation of Final Closing Working Capital as appropriate to reflect the resolution of the issues in dispute pursuant to this Section 2.7(d) and the Purchaser will provide instructions to the Escrow and Exchange Agent consistent with such resolution.  The fees and expenses of the Independent Accounting Firm will be shared by the Purchaser and the Securityholders in inverse proportion to the relative amounts of the disputed amount determined to be for the account of the Purchaser and the Securityholders, respectively.

(e)           For purposes of complying with this Section 2.7, the Purchaser and the Shareholder Representative will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed issues as the Independent Accounting Firm may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm.  The Purchaser may require that the Independent Accounting Firm enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information regarding the Company provided to the Independent Accounting Firm pursuant to this Section 2.7.

(f)           If the Final Closing Working Capital as finally determined pursuant to this Section 2.7 is less than the Estimated Closing Working Capital, then the Purchaser will be entitled to recover the difference multiplied by $0.5967 from the Purchase Price Adjustment Fund in accordance with the provisions hereof and of the Escrow Agreement.  If the Final Closing Working Capital as finally determined pursuant to this Section 2.7 is greater than the Estimated Closing Working Capital, then the Purchaser shall deposit the excess amount multiplied by $0.5967 into the Purchase Price Adjustment Fund for immediate distribution to the Securityholders in the proportions set forth in the Final Merger Consideration Allocation Schedule and in accordance with the Escrow Agreement.

(g)           The purpose of this Section 2.7 is to determine the final amount of Initial Merger Consideration to be paid by the Purchaser under this Agreement.  Accordingly, any adjustment pursuant hereto will neither be deemed to be an indemnification pursuant to Article 9, nor preclude the Purchaser from exercising any indemnification rights pursuant to Article 9 or Article 10 hereof; provided, however, that in no event will the Shareholders be obligated to indemnify any Purchaser Indemnified Party for any Loss arising out of, resulting from, relating to, in the nature of, or caused by any Liability, to the extent, but only to the extent, such Liability is reflected in the calculation of the Final Closing Working Capital, as finally determined pursuant to this Section 2.7.  Any payment made pursuant to this Section 2.7 will be treated by the parties for all purposes as a decrease in the Merger Consideration and will not be subject to offset for any reason.

2.8           Post-Closing Adjustment to Escrow Fund.  The Escrow Fund may be reduced from time to time in accordance with the provisions of Article 9 and Article 10 of this Agreement.  The balance of the Escrow Fund will be paid upon the expiration of the Indemnification Period as provided in Article 9 hereof. To the extent the Purchaser has made a claim for indemnification in accordance with the provisions of Article 9 pursuant to a Claim Notice that is pending under Article 9 (a “Pending Claim”), the release of all or a portion of the Escrow Fund in connection with a Pending Claim shall be postponed until the Settlement Date relating to such Pending Claim (the amount of the Escrow Fund the release of which shall be postponed shall be the amount multiplied by $0.5967 that is necessary in the reasonable judgment of the Purchaser, subject to the objection of the Shareholder Representative and the subsequent arbitration of the matter in the manner provided in Section 9.3(d) hereof, to satisfy any Losses arising from the facts and circumstances specified in the pending Claim Notice).

2.9           Earnout.

(a)           Subject to the terms set forth herein, the Purchaser will pay to the Securityholders and to Pool Participants pursuant to Section 2.10, as additional consideration, an amount (the “Earnout”) in cash not to exceed $5,967,264, calculated as follows (the “Earnout Calculation”):

(i)           an amount equal to $2,983,632 (the “Initial Earnout Consideration”), to be paid only if the Gross Profit during the period commencing on July 4, 2010 and ending on July 3, 2011 (such amount, referred to as the “Earnout Period Profit”, and such period, referred to as the “Earnout Period”) is equal to or exceeds $8,718,000; and

(ii)           an amount equal to the product of (x) the Earnout Period Profit minus $8,718,000 and (y) $1.2223 (the “Additional Earnout Consideration”).  In no event will the Additional Earnout Consideration exceed $2,983,632, and the Additional Earnout Consideration will only be payable if the Earnout Period Profit exceeds $8,718,000.

(b)           The actual aggregate amount of cash payable as the Earnout pursuant to the two calculations set forth in subsection (i) above (the “Aggregate Earnout Amount”) will be determined on the basis of the Gross Profit.  In no event will the Purchaser be obligated to pay any amounts in the aggregate in excess of $5,967,264 under this Section 2.9 and under Section 2.10 as the Aggregate Earnout Amount, irrespective of the amount of Gross Profit during the Earnout Period.  The Purchaser shall pay to Securityholders eighty percent (80%) of the Initial Earnout Consideration and eighty percent (80%) of the Additional Earnout Consideration.  The Aggregate Earnout Amount will be payable in accordance with subsection (c) below and Section 2.10.

(c)           As soon as practicable but in no event later than the earlier of (i) 10 days after the filing with the SEC by the Purchaser of the first periodic report on Form 10-Q or Form 10-K that the Purchaser files at least 30 days after the expiration of the Earnout Period, or (ii) 90 days after the expiration of the Earnout Period, the Purchaser will deliver to the Shareholder Representative a computation of the Earnout Period Profit (the “Earnout Statement”).  Unless within 20 days after receipt of such computation, the Shareholder Representative tenders written notice to the Purchaser setting forth any and all items of disagreement relating to such computation, the computation will be conclusive and binding on the Securityholders.  The Purchaser will deposit with the Escrow and Exchange Agent via wire transfer within such 20-day period an amount equal to eighty percent (80%) of the Aggregate Earnout Amount based on the Earnout Period Profit set forth in such Earnout Statement.  With respect to any portion of the Aggregate Earnout Amount set forth in the Earnout Statement that is not disputed by the Shareholder Representative, the Escrow and Exchange Agent will pay to the Shareholders and the holders of Convertible Options, as applicable, in each case in the proportions set forth in the Final Merger Consideration Allocation Schedule such undisputed portion of the Aggregate Earnout Amount, as soon as practicable but in no event later than 10 days following the expiration of such 20-day period.

(d)           If the Shareholder Representative delivers a dispute notice within such 20-day period, the Purchaser and the Shareholder Representative will attempt in good faith, for a period of 10 days, to resolve their differences.  Any resolution by the Purchaser and Shareholder Representative during such 10-day period as to any disputed items will be final and binding on the parties for purposes of Section 2.9.  If the Purchaser and the Shareholder Representative are unable to resolve their differences within such period, the Purchaser and the Shareholder Representative will jointly select and retain a mutually agreeable independent accounting firm of recognized standing, which firm is not the regular auditing firm of the Purchaser or the Company and submit the items in dispute to such independent accounting firm.  If the Purchaser and the Shareholder Representative are unable to jointly select such independent accounting firm within 10 days after such 10-day period, the Purchaser, on the one hand, and the Shareholder Representative, on the other hand, will each select an independent accounting firm of recognized standing and each such selected accounting firm will select a third independent accounting firm of recognized international standing, which firm is not the regular auditing firm of the Purchaser or the Company; provided, however, that if either the Purchaser, on the one hand, or the Shareholder Representative, on the other hand, fail to select such independent accounting firm during this 10-day period, then the parties agree that the independent accounting firm selected by the other party will be the independent accounting firm selected by the parties for purposes of this Section 2.9(d) (such selected independent accounting firm, whether pursuant to this sentence or the preceding sentence, the “Earnout Referee”)  The Purchaser and Shareholder Representative will use commercially reasonable efforts to cause the Earnout Referee to render its determination as to the computation of Gross Profit within 45 days after its retention or as soon thereafter as reasonably practicable.  In making such resolution, the Earnout Referee will consider only those items or amounts in the Earnout Statement as to which Shareholder Representative has disagreed in writing.  The Earnout Referee’s final determination (the “Final Earnout Report”) will be in writing and will be binding on the Purchaser and the Securityholders, and the fees and expenses of the Earnout Referee will be allocated between the parties in the same proportion that the aggregate amount of dispute items so submitted to the Earnout Referee that is unsuccessfully disputed by such Party (as finally determined by the Earnout Referee) bears to the total amount of such remaining disputed items so submitted.  In the event that any amount is payable as a portion of the Earnout Amount following the final resolution of a dispute hereunder, the Purchaser will deposit such amount with the Escrow and Exchange Agent via wire transfer of immediately available funds as soon as reasonably practicable, but in no event later than five (5) Business Days following the receipt of the Final Earnout Report, and the Escrow and Exchange Agent will pay such amount to the Securityholders, in each case in the proportions set forth in the Final Merger Consideration Allocation Schedule, within five (5) Business Days following the receipt of such funds from the Purchaser.

(e)           For purposes of complying with this Section 2.9, the Purchaser and the Shareholder Representative will furnish to each other and to the Earnout Referee such work papers and other documents and information relating to the disputed issues as the Earnout Referee may request and are available to that party (or its independent public accountants).  The Purchaser may require that the Earnout Referee enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information regarding the Company provided to the Earnout Referee pursuant to this Section 2.9.

(f)           The Purchaser agrees, with respect to the Earnout, except as otherwise agreed by the Shareholder Representative, such agreement not to be unreasonably withheld or delayed, that, during the Earnout Period:

(i)           it will use commercially reasonable efforts to provide the Acquired Companies with such resources as are reasonably required to support the manufacture and sale of the Company Products;

(ii)           it will use commercially reasonable efforts to cause the Company Products to be integrated with its existing products; and

(iii)           it will cause the Company to maintain a cost structure substantially consistent with the Company’s operating budget plan (the “Operating Plan”) attached hereto as Exhibit E; provided, that, the Purchaser may in good faith revise the Operating Plan and the Company’s cost structure in light of the Company’s actual operating profits during the Earnout Period and in light of global or national political conditions or general economic or market conditions affecting the Company or its business.

Subject to the foregoing, the Company and the Shareholder Representative acknowledge that (i) upon the closing of the transactions contemplated by this Agreement, the Purchaser has the right to operate the Acquired Companies and the Purchaser’s other businesses in any way that the Purchaser deems appropriate in the Purchaser’s sole and absolute discretion, (ii) the Purchaser has no obligation to operate the Acquired Companies solely in order to achieve the payment of any Earnout Amount or to maximize the amount of the Aggregate Earnout Amount during the Earnout Period, (iii) the Earnout Amount is speculative and is subject to numerous factors outside the control of the Purchaser, (iv) there is no assurance that the Securityholders will receive any Aggregate Earnout Amount and the Purchaser has not promised nor projected any Aggregate Earnout Amount, (v) the Aggregate Earnout and the definition of Gross Profit are based on forecasted financial projections prepared by the Company, which are based on numerous assumptions and qualifications and (vi) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship.

2.10           Performance Bonus Pool.  Following the final calculation of Initial Earnout Consideration and Additional Earnout Consideration pursuant to Section 2.9, the Purchaser shall establish a performance bonus pool (the “Performance Pool”), which shall be a cash amount equal to 20% of the aggregate of the Initial Earnout Consideration and the Additional Earnout Consideration, it being understood that the Performance Pool shall only be established if the aggregate of the Initial Earnout Consideration and the Additional Earnout Consideration is greater than $0.00.  Purchaser shall pay the Performance Pool to employees of the Company, as of the date of this Agreement, who continue as employees of the Purchaser after the Closing (“Pool Participants”).  The management of the Purchaser shall, at its sole discretion, determine the exact portions of the Performance Pool to be paid to specific Pool Participants.  Payments pursuant to this Section 2.10 shall be made no later than a reasonable time after the final Earnout Payment to Securityholders pursuant to Section 2.9.  The Performance Pool shall be based on Earnout Period Profit set forth in the Earnout Statement, as determined by Section 2.9 and the Pool Participants shall have no right to dispute the Earnout Period Profit or Earnout Statement, as determined by Section 2.9.  In no event shall the Performance Pool exceed twenty percent (20%) of $5,967,264.  Notwithstanding anything in this Agreement to the contrary, the Performance Pool and any amounts therefrom paid to the Pool Participants pursuant to this Section 2.10 do not constitute Merger Consideration for purposes of this Agreement or for any other purpose.

2.11           Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with control over, and to vest the Surviving Company with full right, title and possession to, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company and the Shareholder Representative will and are hereby authorized to, in the name of their respective corporations or otherwise, take all such lawful and necessary action as may be requested by the Purchaser.

2.12           Taxes.  Notwithstanding any other provision of this Agreement, the Purchaser will have the right to withhold all Taxes from payments to be made hereunder (including without limitation any payments in connection with the Exchange Agent Agreement and the Escrow Agreement) if such withholding is required by law, and to collect Forms W-8 or W-9 or other forms from the Securityholders to the extent required by any foreign, federal, state or local Laws.  The Securityholders shall comply with all tax filing and reporting obligations with respect to the Merger as required by the applicable Laws of the relevant jurisdictions, including, but not limited to, the reporting obligation under Guo Shui Han [2009] No. 698 issued by the State Administration of Taxation of the People’s Republic of China (“PRC”).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser and the Merger Sub that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 3 are true and correct, except as set forth in the disclosure schedule attached hereto as Exhibit F (the “Company Disclosure Schedule”).  The Company Disclosure Schedule will be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article 3, and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this Article 3 and (b) the other sections and paragraphs in this Article 3 to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.  The Purchaser acknowledges that any contract or agreement to which the Purchaser is a party shall be deemed to be disclosed to the Purchaser for purposes of this Article 3 even if such contract or agreement is not expressly set forth in the Company Disclosure Schedule.  Unless the context expressly requires otherwise, for purposes of this Article 3, references to the “Company” will be deemed to include all the Acquired Companies, to the extent applicable.

3.1           Corporate Matters.

(a)           The Company is a company duly organized, validly existing and in good standing under the Laws of the British Virgin Islands and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted or as planned to be conducted by the Company.  The Company is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary.  Section 3.1(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the jurisdictions in which each of the Acquired Companies is authorized to do business, and a complete, and accurate list of the current directors and officers of each of the Acquired Companies.  The Company has made available to the Purchaser accurate and complete copies of the memorandum and articles of association of the Company or other comparable charter or organizational documents of the Acquired Companies, as currently in effect, and the Company is not in default under or in violation of any provision thereof in any material respect.

(b)           The Company’s only Subsidiaries are (i) Pericom Technology (Shanghai) Co., Ltd., a company organized under the Laws of the PRC (“PT Shanghai”), (ii) Hi Chip Electronics (Shanghai) Co., Ltd., a company organized under the Laws of the PRC (“Hi Chip Shanghai”) and (iii) PTI Ltd., a company organized under the Laws of the Hong Kong Special Administrative Region of the PRC (”PTI Hong Kong”), and the Company does not own or control directly or indirectly any equity, participation or similar interest in any other corporation, partnership, limited liability company, joint venture, trust, or other business association which is not a Subsidiary.  Other than its ownership of the equity interests in PT Shanghai, Hi Chip Shanghai and PTI Hong Kong, the Company does not own any assets, nor does it have any employees.  The Company also holds 40% of the outstanding equity interests in Pericom Electronics (Hong Kong) Limited, a dormant company organized under the Laws of the Hong Kong Special Administrative Region of the PRC (“PEL Hong Kong”).  PEL Hong Kong does not own any assets other than all of the outstanding equity interests in Shanghai Min Qin Electronic Technology Co., Ltd., a dormant company organized under the Laws of the PRC, nor does PEL Hong Kong have any employees or conduct any business activities.  The Company has made available to the Purchaser correct and complete copies of the certificate of incorporation and articles of association of PEL Hong Kong, in each case as amended to date.

(c)           PT Shanghai is a company duly organized and validly existing under the laws of the PRC.  PT Shanghai is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification.  PT Shanghai has all requisite corporate power and has carried out all registrations and obtained all licenses, permissions, authorizations and consents (including without limitation all foreign exchange remittance licenses and permits, business licenses, and State and local tax registration certificates) required to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  All such Governmental Authorizations are valid and subsisting and no suspension, cancellation or termination of any of such Governmental Authorizations is threatened or imminent.  The Company has at all times carried on its business in material compliance with the terms and conditions of such Governmental Authorizations.  The Company has made available to the Purchaser correct and complete copies of the business license and articles of association of PT Shanghai, in each case as amended to date.  PT Shanghai is not in default under or in violation of any provision of its articles of association or other comparable charter or organizational documents in any material respect.  All of the registered capital of PT Shanghai has been paid in full by the Company in accordance with the articles of association of PT Shanghai and relevant PRC laws and regulations.  The Company is the sole legal and beneficial owner of the equity held by it in the registered capital of PT Shanghai, free and clear of any restrictions on transfer (other than restrictions under applicable Law), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or PT Shanghai is a party or which are binding on either of them providing for the issuance, disposition or acquisition of any equity interest in the registered capital of PT Shanghai.

(d)           Hi Chip Shanghai is a dormant company duly organized under the laws of the PRC.  Hi Chip Shanghai does not own any assets other than the real property set forth in Section 3.12(c) of the Disclosure Schedule or have any employees, nor does it conduct business activities.  The Company has made available to the Purchaser correct and complete copies of the business license and articles of association of Hi Chip Shanghai, in each case as amended to date.  Hi Chip Shanghai is not in default under or in violation of any provision of its articles of association or other comparable charter or organizational documents in any material respect.  All of the registered capital of Hi Chip Shanghai has been paid in full by the Company in accordance with the articles of association of Hi Chip Shanghai and relevant PRC laws and regulations.  The Company is the sole legal and beneficial owner of the equity held by it in the registered capital of Hi Chip Shanghai, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and applicable Law), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or Hi Chip Shanghai is a party or which are binding on either of them providing for the issuance, disposition or acquisition of any equity interest in the registered capital of Hi Chip Shanghai.

(e)           PTI Hong Kong is a company duly organized and validly existing under the laws of  the Hong Kong Special Administrative Region of the PRC, and no order has been made, petition presented or resolution passed for the winding-up of PTI Hong Kong and no distress, execution or other process has been levied on any of its assets.  PTI Hong Kong is not insolvent or is not unable to pay its debts for the purposes of Section 178 of the Companies Ordinance.  No receiver, or receiver and manager, has been appointed by any person of PTI Hong Kong’s business or assets or any part thereof, no circumstance requiring any such appointment has arisen, no steps have been taken by PTI Hong Kong to enter liquidation and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of PTI Hong Kong.  PTI Hong Kong is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification.  PTI Hong Kong has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Company has made available to the Purchaser correct and complete copies of the memorandum and articles of association of PTI Hong Kong, in each case as amended to date.  PTI Hong Kong is not in default under or in violation of any provision of its memorandum and articles of association in any material respect.  All of the issued and outstanding shares in the capital of PTI Hong Kong are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  The Company is the sole legal and beneficial owners of all the issued shares in the capital of PTI Hong Kong free and clear of any restrictions on transfer (other than restrictions under applicable Law), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or PTI Hong Kong is a party or which are binding on either of them providing for the issuance, disposition or acquisition of any share in the capital of PTI Hong Kong.  PTI Hong Kong has never reduced, repaid, redeemed or purchased any of its share capital. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any share in the capital of PTI Hong Kong.   PTI Hong Kong does not have and has never had any place of business or branch or permanent establishment outside its jurisdiction of incorporation, nor has it carried on any trading activities outside such jurisdiction. PTI Hong Kong has not been a party to or involved in any share for share exchange nor any scheme of reorganization, reconstruction or amalgamation such as are mentioned in Sections 166 or 167 of the Companies Ordinance.

3.2           Authority and Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which the Company is a party and to perform the Company’s obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of the Company subject only to approval by the holders of a majority of the votes represented by the outstanding Company Capital Shares entitled to vote on this Agreement and the Merger, voting as a single class, in each case at a meeting duly noticed and held, or by written consent, in compliance with all applicable requirements of the Laws of the British Virgin Islands (the approval referenced in the foregoing sentence, the “Requisite Shareholder Approval”).  Without limiting the foregoing, the board of directors of the Company, at a meeting thereof duly called and held, has duly adopted resolutions by the requisite majority vote approving this Agreement, the Merger and the other transactions contemplated by this Agreement, determining that the terms and conditions of this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its shareholders and recommending that the Company’s shareholders adopt and approve this Agreement.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties to the Agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.  Upon the execution and delivery by the Company of the Ancillary Agreements to which the Company is a party and assuming the due authorization, execution and delivery by each of the other parties to each Ancillary Agreement, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3           No Conflict.  Other than (i) filings, approvals and/or notices set forth in Section 3.3 of the Company Disclosure Schedule, and (ii) the requirements of any antitrust or other competition law of jurisdictions outside of the United States of America (if and to the extent any of such laws apply), neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated by this Agreement, will (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a material breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any material obligation or loss of any material benefit) under, constitute a change in control under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Company Capital Shares or any of the material properties or assets of the Acquired Companies under, or otherwise give rise to any right on the part of any Person to exercise any material remedy or obtain any material relief under (i) the organizational documents of the Company, or any resolution adopted by the Shareholders or board of directors of the Company, in each case as amended to date, (ii) any Governmental Authorization or Contract (other than as set forth in Section 3.3 of the Company Disclosure Schedule) to which the Company is a party or by which the Company is bound or to which any of its properties or assets is subject or (iii) any Law or Judgment applicable to the Company or any of its properties or assets; or (b) require the Company to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

3.4           Capitalization and Ownership.  The Company is authorized to issue 30,000,000 common shares (“Common Shares”), of which 3,879,729 are issued and outstanding, and 20,000,000 preferred shares (“Preferred Shares”), 6,000,000 shares which are designated as Series A Preferred Shares (“Series A Preferred Shares”) and of which 5,054,309 shares are issued and outstanding as of the date hereof, 7,000,000 shares which are designated as Series B Preferred Shares (“Series B Preferred Shares”), and of which 5,499,999 shares are issued and outstanding as of the date hereof, 7,000,000 shares which are designated as  Series C Preferred Shares (“Series C Preferred Shares”), and of which 6,000,000 are issued and outstanding as of the date hereof.  Section 3.4 of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of (a) all Shareholders, indicating the number of Company Capital Shares held by each, and (b) all outstanding options to purchase Common Shares pursuant to the Shares Option Plan or otherwise (“Options”), indicating (i) the holder thereof and his or her state of residence, (ii) the number and class or series of Company Capital Shares subject to each Option, and (iii) the exercise price, date of grant, and vesting schedule (including, without limitation, early exercise rights, if any) for each Option.  All of the Options will terminate and be of no further force or effect at or immediately prior to the Effective Time, and neither the Company, the Purchaser, the Merger Sub nor the Surviving Company will, thereafter, have any Liability or obligation, including any obligation to pay any Merger Consideration with respect thereto, except as expressly provided in this Agreement.  All of the issued and outstanding Company Capital Shares are, and all Company Capital Shares that may be issued upon exercise of Options will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.  All of the issued and outstanding Company Capital Shares which may previously have been subject to a right of repurchase in favor of the Company or any other Person, or otherwise subject to “vesting” provisions, are fully vested by lapse of time and no longer subject to any repurchase right, without regard to any acceleration in connection with the Merger.  Other than the Options listed in Section 3.4 of the Company Disclosure Schedule, as of the date hereof, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any Company Capital Shares.  All issued and outstanding Company Capital Shares are held or owned free and clear of any restrictions on transfer (other than restrictions under securities and other applicable Law), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands.  No holder of Indebtedness of the Company has any right to convert or exchange such Indebtedness for Company Capital Shares.  There are no outstanding or authorized shares appreciation, phantom shares or similar rights with respect to the Company.  There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including, without limitation, voting trusts or proxies), registration, or sale or transfer (including, without limitation, agreements relating to preemptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company.  To the Knowledge of the Company, there are no agreements among other parties to which the Company is not a party and by which it is not bound, with respect to the voting (including, without limitation, voting trusts or proxies) or sale or transfer (including, without limitation, agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company.  All of the issued and Outstanding Company Capital Shares and Options were issued and granted in compliance with applicable securities laws. In the Merger, all of the outstanding Company Capital shares are entitled to vote as a single class.

3.5           Financial Statements.  Attached as Section 3.5 of the Company Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (a) audited consolidated balance sheets of the Acquired Companies as of June 30, 2007, June 30, 2008 and June 30, 2009 (the most recent of which, the “Balance Sheet”) and the related audited consolidated statements of income, changes in shareholders’ equity and cash flow for each of the fiscal years then ended, (b) an unaudited consolidated balance sheet of the Acquired Companies as of December 31, 2009 and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flow for the fiscal year then ended; and (c) an unaudited consolidated balance sheet of the Acquired Companies as of July 3, 2010 (the “Interim Balance Sheet”) and the related unaudited consolidated and consolidating statements of income, changes in shareholders’ equity and cash flow for the six months then ended.  The Financial Statements (including the notes thereto) are correct and complete in all material respects, are consistent with the books and records of the Company, and have been prepared in accordance with PRC GAAP and Hong Kong GAAP, as applicable, and in each case the applicable accounting principles have been consistently applied throughout the periods involved (except that the interim financial statements are subject to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of notes that, if presented, would not differ materially from the notes to the Balance Sheet).  The Financial Statements fairly present the consolidated financial condition and the results of operations, changes in shareholders’ equity and cash flow of the Company as of the respective dates and for the periods indicated therein.  No financial statements of any Person other than the Acquired Companies are required by PRC GAAP or Hong Kong GAAP to be included in the financial statements of the Company.  The Company has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.  The Acquired Companies are not a party to any off-balance sheet arrangements that could have a current or future effect upon the Company’s consolidated financial condition or results of operations.  The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) all transactions are executed in accordance with management’s general or specific authorizations, (b) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with PRC GAAP or Hong Kong GAAP (as applicable) and to maintain proper accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.6           Books and Records.  The books of account, minute books, share record books and other records of the Company, all of which have been made available to the Purchaser, are accurate and complete in all material respects and have been maintained in accordance with sound business practices.  At the Effective Time, all such books and records will be in the possession of the Company.  The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the Company’s shareholders, directors and directors’ committees, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books.

3.7           Accounts Receivable; Bank Accounts.

(a)           All notes and accounts receivable are reflected properly on the Balance Sheet, the Interim Balance Sheet and the Closing Balance Sheet and represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  Such notes and accounts receivable will as of the Closing Date be current and collectible, net of the respective reserve shown in the corresponding line items on the Balance Sheet, the Interim Balance Sheet or on the Closing Balance Sheet, as the case may be.  Subject to such reserves, each such note and account receivable either has been or will be collected in full, without any setoff, within 90 days after the date on which it first becomes due and payable.  There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such note or account receivable.  Section 3.7(a) of the Company Disclosure Schedule sets forth (i) an accurate and complete list and the aging of all notes and accounts receivable as of the date of the Interim Balance Sheet and (ii) an accurate and complete list of all write-offs of or losses recorded on accounts receivable since June 30, 2007.  To the Company’s Knowledge, no customer of the Company that currently has an outstanding accounts receivable balance is facing financial difficulties that may lead to the write-off of such balance.

(b)           Section 3.7(b) of the Company Disclosure Schedule contains an accurate, correct and complete list of the names and addresses of all banks, commercial lending institutions and other financial institutions at which each of the Acquired Companies has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, lock box or other arrangement for the collection of accounts receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto.

3.8           Inventories.  Except as has been reserved against in accordance with PRC GAAP and Hong Kong GAAP, as applicable, on the Interim Balance Sheet and the Closing Balance Sheet, all of the inventory of the Company reflected on the Interim Balance Sheet was properly stated therein at the lower of cost or market, as determined in accordance with PRC GAAP and Hong Kong GAAP (as applicable), consistently maintained and applied by the Company and was, and all the inventory thereafter acquired and maintained by the Company through the Closing Date will have been, acquired and maintained in the ordinary course of business.  Except as has been reserved against in accordance with PRC GAAP and Hong Kong GAAP (as applicable) on the Interim Balance Sheet, all of the inventory recorded on the Interim Balance Sheet consists of, and all inventory of the Company on the Closing Date will consist of, items of a quality usable or saleable in the ordinary course of business and are and will be in quantities sufficient for use or sale in the ordinary course of business, with such exceptions since the date of the Interim Balance Sheet as may arise in the ordinary course of business.

3.9           No Undisclosed Liabilities.  Each of the Acquired Companies has no Liability except for (a) Liabilities accrued or expressly reserved for in line items on the Interim Balance Sheet, and (b) Liabilities incurred in the ordinary course of business after the date of the Interim Balance Sheet.  The Estimated Closing Balance Sheet delivered under Section 2.6 has been prepared in accordance with PRC GAAP and Hong Kong GAAP (as applicable) and correctly and fairly presents the Closing Working Capital and the other information set forth therein, all in compliance with the applicable provisions of Section 2.6.

3.10           Absence of Certain Changes and Events.  Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, since the date of the Balance Sheet, (a) there has not been any Material Adverse Change to the Company, nor has there occurred any event or development which could reasonably be foreseen to result in such a Material Adverse Change in the future, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (v) of Section 5.2 hereof.

3.11           Assets.  The Company has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of its material assets, tangible or intangible, free and clear of any Encumbrances.  The Company owns or leases all material tangible personal property used in or necessary to conduct its business as conducted and planned to be conducted by the Company.  Each such item of material tangible personal property is in good operating condition and repair, ordinary wear and tear excepted, is suitable for the purposes for which it is being used and planned to be used by the Company and has been maintained in accordance with normal industry practice.  The fixed and loose plant, machinery, furniture, fixtures and fittings, equipment and vehicles and other material tangible assets used in connection with the business of the Company and all other material fixed assets referred to in the Interim Balance Sheet and any additions thereto made since July 3, 2010 are the sole and absolute property of and held by the Company free from any Encumbrances, hire or hire purchase agreements, credit sale agreements or agreements for payment on deferred terms or bills of sale and the Company has good and marketable title thereto and all such assets are in the possession or under the control of the Company and, where it is disclosed that any such assets have been disposed of, they have not been disposed of at less than book value.  Neither the construction, positioning or use of any of the Company’s material assets, nor the assets themselves, contravene any relevant provision of any applicable Law in any material respects.

3.12           Real Property.

(a)           Section 3.12(a) of the Company Disclosure Schedule lists the street address and current owner of each parcel of real property in which the Company has fee title (or substantial equivalent) interest (the “Owned Real Property”).  Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, the current owner has good and marketable title in fee simple to each parcel of Owned Real Property, free and clear of any Encumbrances.  The Company has made available to the Purchaser accurate and complete copes of all documents granting a right in or relating to the Owned Real Property and all Contracts and other documents evidencing, creating or constituting Encumbrances upon or rights in the Owned Real Property.

(b)           Section 3.12(b) of the Company Disclosure Schedule sets forth an accurate and complete description (by subject leased real property, the date and term of the lease, sublease or other occupancy right, the name of the parties thereto, each amendment thereto and the aggregate annual rent payable thereunder) of all real property in which the Company has a leasehold or subleasehold estate or other right to use or occupy (collectively, the “Leased Real Property”).  The Company has made available to the Purchaser accurate and complete copies of all leases and other Contracts granting a right in or relating to the Leased Real Property and all Contracts and other documents evidencing, creating or constituting Encumbrances upon or rights in the Leased Real Property.  The Company holds valid leasehold interests in its Leased Real Property, free and clear of any Encumbrances.

(c)           All fees and expenses in respect of the procurement, registration, renewal or confirmation of the Company’s rights in the Owned Real Property and Leased Real Property (including, but not limited to, land use rights grant fees) have been fully paid.

(d)           Use of the Owned Real Property and Leased Real Property for the various purposes for which it is presently being used is permitted as of right under applicable zoning Laws and is not subject to “permitted non-conforming” use or structure classifications.  All buildings, fixtures and other improvements, including the roof, foundation and floors and the heating, ventilation, air conditioning, mechanical, electrical and other building systems, located on the Owned Real Property or Leased Real Property (collectively, the “Improvements”) are in compliance with all applicable Laws in all material respects, including those pertaining to health and safety, zoning, building and the disabled.

(e)           There are no outstanding written claims, disputes, complaints, written notices or orders from a Governmental Authority or Proceedings relating to or affecting the Owned Real Property or the Leased Real Property.

(f)           Except as set forth in Section 3.12(f) of the Company Disclosure Schedule, no Person other than the Company is in possession of any portion of the Owned Real Property or Leased Real Property.  The Company has not granted to any Person the right to use or occupy any portion of any parcel of the Owned Real Property or Leased Real Property, and the Company has not received notice of any claim of any Person to the contrary.

(g)           The Improvements are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are suitable for the purposes for which they are being used and planned to be used by the Company and have been maintained in accordance with normal industry practice.  The Owned Real Property and Leased Real Property constitutes all such property used in or necessary to conduct the businesses of the Company as conducted and as planned to be conducted by the Company.

3.13           Intellectual Property.

(a)           Company Intellectual Property.  The Company owns or otherwise has valid and legally enforceable rights to use the Intellectual Property owned, created, acquired, licensed, used or held for use by the Company at any time prior to and through the Closing Date (the “Company Intellectual Property”).

(i)           Owned Intellectual Property.  Section 3.13(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all Owned Intellectual Property, which list includes and separately sets forth all of the following: (A) Patents, (B) Trademarks, (C) Copyrights, (D) Mask Works, (E) Domain Names, (F) Software, (G) Trade Secrets and (H) other Intellectual Property, indicating for each of the foregoing (A) through (H) (whenever applicable) the (x) applicable jurisdiction of use and registration, (y) registration number, publication number and application number, and (z) dates of filing, publication, issuance and renewal.  Except as specifically set forth on Section 3.13(a)(i) of the Company Disclosure Schedule, Company has valid title to the Owned Intellectual Property and is the sole and exclusive owner of the Owned Intellectual Property, including ownership of pending and accrued causes of action for infringement and misappropriation and the sole and exclusive right to bring actions for infringement, misappropriation or violation of the Owned Intellectual Property.  The Company has not (i) transferred ownership of, or granted an exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Owned Intellectual Property to any other Person or (ii) permitted the Company’s rights in such Owned Intellectual Property to enter into the public domain.

(ii)           Inbound Licenses and Rights.  Section 3.13(a)(ii) of the Company Disclosure Schedule lists all Intellectual Property that any Person has licensed to the Company or otherwise authorized the Company to use (the “Third Party Intellectual Property”).  The Company has made available to the Purchaser accurate and complete copies of the Contracts governing such Third Party Intellectual Property (except for licenses of Internally Used Shrinkwrap Software).  A complete and accurate list of such Contracts is set forth on Section 3.13(a)(ii) of the Company Disclosure Schedule, which list indicates for each Contract (A) the title, parties and date of execution, and (B) whether the applicable Intellectual Property is embedded or incorporated in the Company’s Products or otherwise distributed in connection with such Products.  The Company has not, and to the Company’s Knowledge, no other party thereto has, breached any of the Contracts governing the Third Party Intellectual Property.  The consummation of the transactions contemplated by this Agreement will not result in the breach, modification, cancellation, termination or suspension of, or any right to modify, cancel, terminate or suspend, any Contract pursuant to which the Company uses or has obtained rights to Third Party Intellectual Property.  No third party that has licensed Third Party Intellectual Property to the Company has ownership rights or license rights to improvements or derivative works made by or for the Company based on such Third Party Intellectual Property.

(iii)           Adequacy.  The Company Intellectual Property set forth on Sections 3.13(a)(i) and 3.13(a)(ii) of the Company Disclosure Schedule constitutes all of the Intellectual Property used in or necessary to conduct the businesses of the Company as conducted and planned to be conducted by the Company.

(b)           No Restrictions.  The Owned Intellectual Property is free of all payment obligations and other Encumbrances and is not subject to any Judgments or limitations or restrictions on use or otherwise.  There is no Proceeding, Judgment, Contract or other arrangement that prohibits or restricts the Company from carrying on its business anywhere in the world or from any use or any other exploitation of the Owned Intellectual Property, or that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity or enforceability of such Owned Intellectual Property or Products.  No Person has any rights in the Owned Intellectual Property that could cause any reversion or renewal of rights in favor of that Person or termination of the Company’s rights in the Owned Intellectual Property.

(c)           Effect of Closing.  Immediately after the Closing, the Company will be the sole owner of, and will have valid title to, the Owned Intellectual Property, and will have the full right to use, license and transfer the Company Intellectual Property in the same manner and on the same terms that the Company had immediately prior to the Closing.  The Company is not legally bound by any Contract or other obligation under which the occurrence of the Closing could (i) obligate the Company or Purchaser to license, or otherwise grant rights to any other Person in, any Intellectual Property (whether owned or used by the Company or the Purchaser), (ii) entitle any Person to a release of any source code escrow, (iii) result in an Encumbrance or new or incremental restriction on the Company Intellectual Property, (iv) result in the Company being bound by or subject to any non-compete or other material restriction on the operation of the business of the Company, (v) obligate Company to pay any royalties or other material amounts, or offer any discounts, to any third Person in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby, or (vi) otherwise increase any burdens or decrease any rights relating to the Company Intellectual Property.

(d)           Acquisition of Ownership Rights.  Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, the Company has developed or created all of the Owned Intellectual Property.  In addition, with respect to the Owned Intellectual Property:

(i)           Employees.  Section 3.13(d)(i) of the Company Disclosure Schedule lists all current and former employees who conceived, authored, invented, developed, reduced to practice or otherwise contributed to the Owned Intellectual Property.  Except as specifically noted in such section, each such employee of PT Shanghai was bound by employee work rules which effectively gave the Company rights to all Intellectual Property conceived, authored, invented, developed, reduced to practice by such employee during the term of any and all periods of employment with the Company.

(ii)           Other Persons.  Section 3.13(d)(ii) of the Company Disclosure Schedule also separately lists all consultants or other Persons who conceived, authored, invented, developed, reduced to practice or otherwise contributed to the Owned Intellectual Property (including all Software source code and object code), and who were not then employees of the Company.

(iii)           Other Assignments.  Section 3.13(d)(iii) of the Company Disclosure Schedule separately lists all other written assignments pursuant to which the Company acquired ownership rights in the Owned Intellectual Property (including, without limitation, by way of any form of business acquisition or merger).

(iv)           Effect of Assignments.  In each case in which the Company has acquired any Intellectual Property from any Person, other than a license of the Third Party Intellectual Property listed under Section 3.13(a)(ii), the Company has obtained a valid and enforceable written assignment listed in Section 3.13(d)(i)-(iii) and sufficient to irrevocably transfer all rights in that Intellectual Property to the Company.  If the Company has so acquired Registered Intellectual Property, the Company has duly recorded each of these assignments with the appropriate Governmental Authorities, and listed these assignments in Section 3.13(d) of the Company Disclosure Schedule.

(e)           Registered Intellectual Property.  Section 3.13(e) of the Company Disclosure Schedule separately lists all Registered Intellectual Property included within the Company Intellectual Property.

(i)           Fees and Applications.  All necessary registration, maintenance, renewal, and annuity fees and Taxes have been paid and all necessary documents have been filed with the relevant Governmental Authorities in connection with the Company’s Registered Intellectual Property.  In connection with the Registered Intellectual Property, all registrations are in force and all applications for the same are pending in good standing and without opposition, interference, re-examination or any other adverse action or Proceedings pending adverse action or Proceedings pending or threatened by or before the Governmental Authority in which the registrations or applications are issued or filed.

(ii)           List of Maintenance Actions.  Section 3.13(e) of the Company Disclosure Schedule accurately and completely lists all actions that must be taken by the Company within 90 days after the date of this Agreement including with respect to the payment of any fees or Taxes or the filing of any documents necessary or appropriate to maintain, perfect or renew any Registered Intellectual Property.

(iii)           Maintenance Files.  The Company has delivered or made available to the Purchaser accurate and complete copies of:  (i) all files with respect to patents, patent applications and invention disclosures, each as amended to date, included in the Owned Intellectual Property; (ii) all files with respect to trademark registrations and applications, each as amended to date, included in the Owned Intellectual Property; (iii) accurate and complete copies of all maintenance documents and all other written documentation evidencing ownership and prosecution of each such item; and (iv) all other material documentation in respect of the Registered Intellectual Property.

(f)           Validity.  All Patents, Copyrights and Trademarks included in the Company Intellectual Property are valid and subsisting under applicable Law for those respective categories of Intellectual Property.  To the Company’s Knowledge, no facts or circumstances exist that could render any of the Company Intellectual Property invalid or unenforceable.  The Company does not license or otherwise market software to third parties.

(g)           Outbound Licenses and Rights.  Section 3.13(g) of the Company Disclosure Schedule lists all Contracts under which the Company has licensed or otherwise granted rights in any of the Company Intellectual Property to any Person, including rights to make or manufacture Products for or on behalf of Company.  The Company has not breached any of the foregoing Contracts and, to the Company’s Knowledge, no other party thereto has breached any such Contracts.  Section 3.13(g) of the Company Disclosure Schedule also lists separately all of the following related to the Company Intellectual Property: (i) any exclusive rights granted to any Person; (ii) any source code escrow or other form of delivery or disclosure of any source code to or for the benefit of any Person; or (iii) any other Contracts that give other Persons the right to use, market or otherwise exploit or commercialize any of the Company Intellectual Property or related products or services.   Without limiting the foregoing, neither the Company nor any of its sublicensees have licensed or otherwise authorized any Person to copy, distribute, modify, decompile or prepare derivative works of any Software within the Owned Intellectual Property except pursuant an enforceable written agreement.

(h)           Indemnity Agreements.  The Company has not agreed to indemnify, defend or otherwise hold harmless any other Person with respect to any Loss resulting or arising from the Company Intellectual Property, except under those Contracts summarized or described in Section 3.13(h) of the Company Disclosure Schedule.

(i)           No Violation of the Company Rights.  To the Company’s Knowledge, no Person has used, disclosed, infringed or misappropriated any of the Company Intellectual Property, other than authorized uses and disclosures in accordance with the Contracts described in Section 3.13(g) of the Company Disclosure Schedule.  Immediately after the Closing, the Company will have sole rights to bring actions for infringement or misappropriation of the Owned Intellectual Property.  The Company has not commenced or threatened any Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Company Intellectual Property or breach of any Contract involving the Company Intellectual Property.

(j)           No Violation of Third Party Rights.  To the Company’s Knowledge, neither the conduct of the business of the Company (including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Product), nor the Company’s creation, use, license or other transfer of the Company Intellectual Property infringes or misappropriates any other Person’s Intellectual Property rights.  The Company has not received notice of, and is not a party to, any pending or threatened Proceeding or any allegation or claim in which any Person alleges that the Company, its business, or Products, or the Company Intellectual Property has infringed, misappropriated or violated any Person’s Intellectual Property rights or constitutes unfair competition or trade practices under the laws of any jurisdiction.  There are no pending disputes between the Company and any other Person relating to the Company Intellectual Property.  The Company has not received any written invitation from a third Person to take a license to any Intellectual Property.

(k)           Confidentiality.  The Company has taken all commercially reasonable steps necessary to protect, preserve Trade Secrets and other Confidential Information included in the Company Intellectual Property, including, without limitation, adequate security measures.  The Company has taken all commercially reasonable steps necessary to comply with all duties of the Company to protect the confidentiality of information provided to the Company by any other Person.  All Persons who have received Trade Secrets or other confidential business information of the Company have entered into written confidentiality agreements with the Company to protect the secret or confidential status of such information, and, to the Knowledge of the Company, no Person has defaulted under or breached any term of any such agreement.  Section 3.13(k) of the Company Disclosure Schedule lists all standalone nondisclosure agreements and any other Contract which are still binding and under which the Company has agreed to keep confidential and/or not use any Intellectual Property or other information of another Person (provided that the Company need not separately list for this purpose licenses of Internally Used Shrinkwrap Software).

(l)           No Harmful Code.  The Company takes commercially reasonable steps at all times to prevent all Software and data residing on its computer networks or licensed or otherwise distributed to customers from getting viruses and other disruptive technological means.  The Company Intellectual Property does not contain any Harmful Code.

(m)           Product Functionality.  Each of the Products currently offered by the Company (i) operate substantially in accordance with the applicable specifications and documentation of the Company relating to such Product.  No customer, licensee or sublicensee of the Company has brought any complaint, claim, demand, charge, suit, action or proceeding against the Company before any court or other Governmental Authorities asserting that Company Intellectual Property or Products or any component has (1) failed to perform and/or operate in conformity with its documentation or warranty in any material respect, or (2) experienced, suffered, caused or produced any material malfunction, defect, error, data loss or breakdown in operation or caused or produced any damage to any computer system, and to the Company’s Knowledge, there is no basis for any such complaint, claim, demand, charge, suit, action or proceeding.

(n)           Product Warranties.  Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 3.13(n) of the Company Disclosure Schedule and warranties implied by law, the Company has not given any (i) warranties or indemnities relating to Products; or (ii) service level guarantees, assurances, or other contractual commitments under which the Company would be liable for payment of any liquidated damages or penalties in the event of a breach.

(o)           Information Technology.  The Company has information technology systems sufficient to operate the business as it is currently conducted and as contemplated to be conducted, and have taken all commercially reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company, including appropriate disaster recovery planning.

(p)           Data Privacy.  The Company has complied with all applicable laws and its own  privacy policies and guidelines in all material respects, if any, relating to Personal Information.  The execution, delivery and performance of this Agreement will comply with all applicable laws relating to data privacy and the Company’s applicable privacy policies in all material respects.  True and correct copies of all applicable Company privacy policies and guidelines are attached to Section 3.13(p) of the Company Disclosure Schedule.  Company has made all disclosures to users of its services or customers required by applicable Law. The Company has at all times taken steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that Personal Information is protected against loss and against unauthorized access, use, transfer, modification, disclosure or other misuse.  To the Knowledge of the Company, there has been no unauthorized access to or transfer of or other misuse of that Information.  “Personal Information” means (i) any information that alone or in combination with other information held by the Company can be used to specifically identify a person and (ii) information from credit or debit cards of any Person, and includes without limitation any data relating to a living individual from which it is practicable to ascertain the identity of that individual and which is in a form in which it is practicable to access or process that data.

(q)           No Special Adverse Circumstances.

(i)           Except as specifically set forth in Section 3.13(r) of the Company Disclosure Schedule, no government funding, facilities of a university, college, other educational institution or research center, was used in the creation or development of the Owned Intellectual Property.  To the Knowledge of the Company, no current or former employee, consultant or independent contractor, in each case who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for any Governmental Authority, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Owned Intellectual Property.  The Company is not a party to any Contract, license or agreement with any Governmental Authority that grants to such Governmental Authority any right or license with respect to the Owned Intellectual Property, other than as granted in the ordinary course of business pursuant to a non-exclusive license to any Software.

(ii)           The Company is not a member of, and the Company is not obligated to license or disclose any Intellectual Property to, any official or de facto standards setting or similar organization or to any organization’s members (“Standards Body”).  To the extent Company has been a member of a Standards Body, it has complied with all applicable rules and terms and conditions of membership, including all related disclosure obligations.

3.14           Contracts.

(a)           Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Contract (or group of related Contracts) to which the Company is a party (collectively, the “Material Contracts”), by which the Company is bound or pursuant to which the Company is an obligor or a beneficiary, which is legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms, and which:

(i)           involves performance of services or delivery of goods or materials, the performance of which extends over a period of more than one year or that otherwise involves an amount or value in excess of $100,000;

(ii)           is for capital expenditures in excess of $100,000;

(iii)           is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness, other than accounts receivables and payables in the ordinary course of business;

(iv)           is a lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property (except personal property leases and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and a term of less than one year);

(v)           is a license or other Contract under which the Company has licensed or otherwise granted rights in any Company Intellectual Property to any Person (except for licenses implied by the sale of a product to customers in the ordinary course of business) or any Person has licensed or sublicensed to the Company, or otherwise authorized the Company to use, any Third Party Intellectual Property (except for Internally Used Shrinkwrap Software);

(vi)           is for the employment of, or receipt of any services from, any director or officer of the Company or any other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $70,000;

(vii)           provides for severance, termination or similar pay to any of the Company’s current or former directors, officers, employees or consultants or other independent contractors;

(viii)           provides for a loan or advance of any amount to any director or officer of the Company, other than advances for travel and other appropriate business expenses in the ordinary course of business;

(ix)           licenses any Person to manufacture or reproduce any of the Company’s products, services or technology or any Contract to sell or distribute any of the Company’s products, services or technology;

(x)           is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which the Company has any ownership interest in any other Person or business enterprise;

(xi)           contains any covenant limiting the right of the Company to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any rights to make, sell or distribute the Company’s products, granting any “most favored nations” or similar rights or otherwise prohibiting or limiting the right of the Company to make, sell or distribute any products or services;

(xii)           involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Company;

(xiii)           is a power of attorney granted by or on behalf of the Company;

(xiv)           is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business;

(xv)           is a settlement agreement with respect to any pending or threatened Proceeding entered into within three years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with routine cessation of such employee’s or independent contractor’s employment with the Company or (B) settlement agreements for cash only (which has been paid) and does not exceed $50,000 as to such settlement;

(xvi)           was entered into other than in the ordinary course of business and that involves an amount or value in excess of $100,000 or contains or provides for an express undertaking by the Company to be responsible for consequential damages; or

(xvii)                      is otherwise material to the business, properties or assets of the Company or under which the consequences of a default or termination could have a Material Adverse Effect on the Company.

(b)           The Company has made available to the Purchaser an accurate and complete copy (in the case of each written Contract) or an accurate and complete written summary (in the case of each oral Contract) of each of the Material Contracts.  With respect to each such Material Contract:

(i)           the Contract is legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms;

(ii)           the Company has and, to the Company’s Knowledge, the other parties to the Contract have, performed all of their respective obligations required to be performed under the Contract, except to the extent that such obligations have not become due under such Contract;

(iii)           the Company is not, nor to the Company’s Knowledge, is any other party to the Contract in material breach or default under the Contract and, other than as set forth on Section 3.3(a) of the Company Disclosure Schedule, no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a material breach or default by the Company or, to the Company’s Knowledge, by any such other party or permit termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Company Capital Shares or any of the properties or assets of the Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Contract, nor has the Company given or received notice or other communication alleging the same; and

(iv)           except as set forth in Section 3.14(b)(iv) of the Company Disclosure Schedule, the Contract is not under negotiation (nor has written demand for any renegotiation been made), no party has repudiated any portion of the Contract and the Company has no Knowledge that any party to the Contract does not intend to renew it at the end of its current term.

(c)           To the Company’s Knowledge, no director, agent, employee or consultant or other independent contractor of the Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (i) the performance of his or her duties for the Company, (ii) his or her ability to assign to the Company rights to any invention, improvement, discovery or information relating to the business of the Company or (iii) the ability of the Company to conduct its business as currently conducted or proposed to be conducted.

(d)           The Company is not, and the Company has not at any time since its inception been, party to any Contract with (i) any Governmental Authority, (ii) to the Company’s Knowledge, any prime contractor to any Governmental Authority or (iii) any subcontractor with respect to any Contract described in clause (i) or (ii).

3.15           Tax Matters.

Unless otherwise stated, for purposes of this Section 3.15, references to “the Company” will be deemed to include all of the Acquired Companies.

(a)           All Tax Returns of the Company required to be filed on or before the Closing Date have been timely filed in accordance with applicable Laws, and each such Tax Return is accurate and complete in all respects.  The Company has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return).  No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.  The Company has not requested an extension of time within which to file any Tax Return which has not since been filed.  The Company has delivered or made available to Purchaser complete and accurate copies of all Tax Returns of the Company (and its predecessors) for the years ended December 31, 2007, 2008 and 2009.

(b)           The Company does not have and will not have additional Liability for Taxes with respect to any Tax Return which was required by applicable Laws to be filed on or before the Closing Date, other than those reflected as Liabilities in line items on the Balance Sheet or the Interim Balance Sheet.  The amounts reflected as Liabilities in line items on the Balance Sheet or the Interim Balance Sheet for all Taxes are adequate to cover all unpaid Liabilities for all Taxes, whether or not disputed, that have accrued with respect to, or are applicable to, the period ended on and including the Closing Date.  Since the date of the Balance Sheet, the Company has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in PRC GAAP or Hong Kong GAAP, as applicable.

(c)           All Taxes that the Company is required by Law to withhold or collect, including sales, value added and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, Shareholder, or other Person, have been duly withheld or collected.  To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental Authority or, to the extent not yet due and payable, are held in separate bank accounts for such purpose.

(d)           To the Company’s Knowledge, no Governmental Authority will assess any additional Taxes for any period for which Tax Returns have been filed.  No federal, state, local or foreign audits or other Proceedings are pending or being conducted, nor has the Company received any (i) notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against the Company, with respect to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company.  The Company has not granted nor has it been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes or with respect to any Tax assessment or deficiency.  The Company has delivered or made available to Purchaser complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 2004.

(e)           All Tax deficiencies that have been claimed, proposed or asserted in writing against the Company have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

(f)           There are no Encumbrances upon any properties or assets of the Company arising from any failure or alleged failure to pay any Tax.

(g)           All related party transactions concluded by the Company are conducted at arm’s length and have been properly documented and reported pursuant to the legal requirements of the relevant jurisdictions.

3.16           Employee Benefit Matters.

(a)           Section 3.16(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Plans.

(b)           The Company has made available to the Purchaser an accurate and complete copy of (i) each writing that sets forth the terms of each Company Plan, including plan documents, plan amendments, any related trusts, all summary plan descriptions and other summaries and descriptions furnished to participants and beneficiaries, (ii) all personnel, payroll and employment manuals and policies of the Company, (iii) a written description of any Company Plan that is not otherwise in writing, (iv) all registration statements filed with respect to any Company Plan, (v) all insurance policies purchased by or to provide benefits under any Company Plan, (vi) all reports submitted since January 1, 2007 by third-party administrators, actuaries, investment managers, trustees, consultants or other independent contractors with respect to any Company Plan and financial statements disclosing Liability for all obligations owed under any Company Plan.

(c)           Except as for the health or welfare benefits required by applicable Laws, the Company does not provide health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor is the Company obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(d)           Each Company Plan is and at all times has been maintained, funded, operated and administered, and the Company has performed all of its obligations under each Company Plan, in each case in accordance with the terms of such Company Plan and in compliance with all applicable Laws in material respects.  Each Company Plan in which a U.S. Taxpayer participates that provides deferred compensation subject to Section 409A of the Code is in compliance in all material respects with Section 409A in form and operation.  All nonstatutory shares options granted by the Company were granted using an exercise price of not less than the fair market value of the underlying shares in accordance with Section 409A of the Code.  All required tax reporting (under all applicable Laws) has been properly made with respect to all stock options granted by the Company.  All contributions required to be made to any Company Plan by applicable Law and the terms of such Company Plan, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the Closing Date, have been timely made or paid in full or, to the extent not required to be made or paid on or before the Closing Date, have been fully reflected in line items on the Interim Balance Sheet.  All returns, reports and filings required by any Governmental Authority or which must be furnished to any Person with respect to each Company Plan have been filed or furnished.

(e)           There is no unfunded Liability under any Company Plan.  No event has occurred or circumstance exists that may result (i) in an increase in premium costs of any Company Plan that is insured or (ii) a increase in the cost of any Company Plan that is self-insured.  Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Company Plan or any fiduciary thereof is pending or, to the Company’s Knowledge, is threatened, which could reasonably be expected to result in any material Liability, direct or indirect (by indemnification or otherwise) of the Company to any Governmental Authority or any Person, and no event has occurred or circumstance exists that may give rise to any such Liability.  No Proceeding has been concluded that resulted in any Liability of the Company that has not been fully discharged.

(f)           To the extent permitted by applicable Laws, the Company has the right to modify and terminate benefits (other than pensions) with respect to both retired and active employees.  Each Company Plan sponsored by the Company permits assumption thereof by the Purchaser upon the Closing without the consent of the participants or any other Person.

(g)           The consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Company Plan or constitute a “deemed severance” or “deemed termination” under any Company Plan otherwise with respect to, any director, officer, employee, or former director, former officer or former employee of the Company.

3.17           Employment and Labor Matters.

(a)           Section 3.17(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all employees and independent contractors currently performing services for the Company, including each employee on leave of absence, along with the position and date of hire or engagement.  To the Company’s Knowledge, no director, officer, key employee or group of employees of the Company intends to terminate his, her or their employment with the Company within the 12-month period following the Closing Date.

(b)           The Company is not and has never been a party to or bound by any collective bargaining, works council, employee representative or other Contract with any labor union, works council or representative of any employee group, nor is any such Contract being negotiated by the Company.  The Company has no Knowledge of any union organizing, election or other activities made or threatened at any time within the past three years by or on behalf of any union, works council employee representative or other labor organization or group of employees with respect to any employees of the Company.  There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted connection with the transactions contemplated by this Agreement.

(c)           Since January 1, 2005, the Company has not experienced any labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute, nor to the Company’s Knowledge is any such action threatened.  To the Company’s Knowledge, no event has occurred or circumstance exists that may give rise to any such action, nor does the Company contemplate a lockout of any employees.

(d)           The Company has complied in all material respects with all applicable Laws and its own policies relating to labor and employment matters, including fair employment practices, terms and conditions of employment, contractual obligations, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, workers’ compensation, the payment of social security and similar Taxes, occupational safety and plant closing.  Without limiting the generality of the foregoing, each of PT Shanghai and Hi Chip Shanghai have complied with its obligations under applicable Law to (i) declare employee wages and compensation to relevant PRC authorities and (ii) withhold and pay all Taxes and contributions to pension insurance, unemployment insurance, medical insurance, work injury insurance, housing provident fund and other subsidies for its employees based on the wages and compensation paid to such employees.

(e)           The Company has at all times complied in all material respects with all its obligations under applicable Law concerning the health and safety at work of its employees, execution of employment agreements, and payment of salary to employees, and there are no claims threatened or pending by any employee in respect of any accident, injury or underpayment of salary.

(f)           There is no Proceeding pending or, to the Company’s Knowledge, threatened against or affecting the Company relating to the alleged violation by the Company (or its directors or officers) of any Law pertaining to labor relations or employment matters.  The Company has not committed any unfair labor practice, nor has there has been any charge or complaint of unfair labor practice filed or, to the Company’s Knowledge, threatened against the Company before any Governmental Authority.  There has been no complaint, claim or charge of discrimination filed or, to the Company’s Knowledge, threatened, against the Company with any Governmental Authority.

(g)           Except as set forth in Section 3.17(g) of the Company Disclosure Schedule, since January 1, 2005, the Company has not implemented any plant closing, collective dismissal of employees, and no such action will be implemented without advance notification to the Purchaser.  Section 3.17(g) of the Company Disclosure Schedule sets forth an accurate and complete list of all individuals whose employment with the Company has terminated during the 90-day period prior to the date of this Agreement.

(h)           No circumstances have arisen under which the Company is likely to be required to pay damages or compensation, or suffer any penalty or be required to take corrective action or be subject to any form of discipline under the Sex Discrimination Ordinance (Chapter 480 of the Laws of Hong Kong), the Disability Discrimination Ordinance (Chapter 487 of the Laws of Hong Kong), the Family Status Discrimination Ordinance (Chapter 527 of the Laws of Hong Kong), the Race Discrimination Ordinance (Chapter 602 of the Laws of Hong Kong) or any other laws in any other jurisdiction conferring protection against discrimination, harassment, victimization or vilification by reason of age, gender, family circumstances, race, religion or disability. There are no current, pending or threatened claims of any type against it by any existing or former employees.

(i)           Each Acquired Company which has relevant employees who are not exempted from the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (the “MPFS Ordinance”) has at all times complied with the requirements of the MPFS Ordinance and any requirements of the Mandatory Provident Fund Schemes Authority. For this purpose, the term “relevant employee” shall have the meaning as given to it under the MPFS Ordinance.

(j)           PTI Hong Kong participates, on an individual basis, in the mandatory provident scheme established by the Company under the MPFS Ordinance (the “Disclosed MPF Scheme”), which is a mandatory provident fund scheme registered with the Mandatory Provident Fund Schemes Authority under the MPFS Ordinance. No notice relating to the cessation or participation in the Disclosed MPF Scheme has been given or is intended to be given by PTI Hong Kong on or prior to the Closing Date.  PTI Hong Kong has not made and has not at any time made or promised to make any contributions to the Disclosed MPF Scheme in addition to the amounts which it is required to make under the MPFS Ordinance. All amounts due to be paid under the Disclosed MPF Scheme by PTI Hong Kong on or before the Closing Date have been duly paid and PTI Hong Kong has duly complied with its obligations under the Disclosed MPF Scheme up to and including the Closing Date.

(k)           There are not, in respect of the participation of PTI Hong Kong in the Disclosed MPF Scheme or the benefits under it, any claims or actions against PTI Hong Kong (including, without limiting the generality of the foregoing, complaints made under any internal dispute procedure maintained in respect of the Disclosed MPF Scheme) in process, pending, threatened or anticipated (other than routine claims for benefits).

3.18           Environmental, Health and Safety Matters.

(a)           The Company has complied with and is in compliance with all applicable Environmental Laws in all material respects.  The Company has obtained all Governmental Authorizations required under Environmental Laws for its business and operations and is and has been in compliance with all requirements in such Governmental Authorizations.  No suspension, cancellation, termination, or non-renewal of any such Governmental Authorizations is threatened or imminent.  The Company is not subject to any existing, pending or, to the Knowledge of the Company, threatened proceedings under any Environmental Laws, and no material expenditures are or will be required by the Company in order to comply with any existing Environmental Law.

(b)           The Company has never sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Hazardous Substance, Hazardous Materials, Hazardous Waste, Solid Waste or petroleum, including crude oil or any fraction thereof, to a facility, site or location, which, pursuant to any state or local Law, is subject to a claim, administrative order or other request to effect Removal or take Remedial Action.

(c)           The Company has at all times complied with Environmental Laws in the use, storage, disposal, treatment, or transport of any Hazardous Substance, Hazardous Materials, Hazardous Waste, Solid Waste, or petroleum, including crude oil or any fraction thereof.

(d)           There are no environmental reports, investigations or audits possessed or controlled by the Company (whether conducted by or on behalf of the Company or another Person, and whether done at the initiative of the Company or directed by a Governmental Authority or other Person) relating to premises currently owned, leased or operated by the Company or owned, leased or operated by the Company within the last three years.

(e)           Except as set forth in Section 3.18(e) of the Company Disclosure Schedule, there has not been any contamination of groundwaters, surface waters, soils or sediments as a result of the manufacture, storage, processing, loss, leak, escape, spillage, disposal or other handling or disposition by or on behalf of the Company of any Hazardous Substance on or prior to the Closing Date in violation of Environmental Laws.

(f)           Except as set forth in Section 3.18(f) of the Company Disclosure Schedule, there are no facts or circumstances which are reasonably expected to prevent or delay the ability of the Company to place in the EU market products that comply in all material respects with the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/EC) (“RoHS Directive”) (including applicable exemptions as described in further detail in Exhibit J thereto) and the Waste Electrical and Electronic Equipment (2002/96/EC) Directive, if and to the extent the legislation which is enacted and implemented by applicable European Union member nations is not different from such Directives in any respect.  The Company has developed and implemented processes that substantially conform to the criteria set forth in the RoHS Enforcement Guidance (Version 1 - issued May 2006 and included as part of Exhibit J thereto; specifically those criteria set forth on page 5 and pages 9 and 10, for purposes of demonstrating due diligence with the RoHS Directive) for those products being placed in the EU market.

3.19           Compliance with Laws, Judgments and Governmental Authorizations.

(a)           Other than with respect to intellectual property and employment matters, which are exclusively addressed in Section 3.13 and Sections 3.16 and 3.17, respectively, without limiting the scope of any other representation in this Article 3, the Company has complied in all material respects with all, and the Company has not violated in all material respects any, Laws, Judgments and Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets.  The Company has not received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Law, Judgment or Governmental Authorization, or any actual, alleged or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)           Section 3.19(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each Governmental Authorization that is held by the Company, PT Shanghai and PTI Hong Kong or that otherwise relates to the business of, or any of the assets owned or used by, the Company, PT Shanghai and PTI Hong Kong, all of which are valid and in full force and effect and will remain so following the Closing.  The Governmental Authorizations listed in Section 3.19(b) of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company, PT Shanghai and PTI Hong Kong to conduct its business lawfully in the manner in which it currently conducts such business and to permit the Company, PT Shanghai and PTI Hong Kong to own and use its material assets in the manner in which it owns and uses such assets.

(c)           Section 3.19(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each Judgment to which the Company, or any of the assets owned or used by the Company, is or has been subject.  To the Company’s Knowledge, no director, officer, employee or agent of the Company is subject to any Judgment that prohibits such director, officer, employee or agent from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

(d)           The Acquired Companies (including any of its officers, directors, agents, distributors, employees or other Person associated with or acting on its behalf) has not, directly or indirectly, taken any action which would cause the Acquired Companies to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company in any jurisdiction other than the United States (in each case, as in effect at the time of such action) (collectively, the “FCPA”), or, to the Knowledge of the Company, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations.  The Company has established reasonable internal controls and procedures intended to ensure compliance with the anti-corruption or anti-bribery laws applicable to the Company.

3.20           Legal Proceedings.  Section 3.20 of the Company Disclosure Schedule sets forth an accurate and complete list of all pending Proceedings (a) by or against the Company or that otherwise relate to or may affect the business of the Company or any of the properties or assets owned, leased or operated by the Company, (b) to the Company’s Knowledge, by or against any of the directors or officers of the Company in their capacities as such or (c) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  To the Company’s Knowledge, no other such Proceeding has been threatened, and no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  The Company has made available to the Purchaser accurate and complete copies of all pleadings, correspondence, audit response letters and other documents relating to such Proceedings.  Such Proceedings will not, in the aggregate, have a Material Adverse Effect on the Company.

3.21           Customers and Suppliers.  Section 3.21 of the Company Disclosure Schedule sets forth an accurate and complete list of (a) the 20 largest customers by revenue during the years ended December 31, 2008 and 2009, and the amount of revenues accounted for by each such customer during those periods, and (b) the five largest suppliers from whom the Company purchased products, services or other tangible or intangible property or license rights during the years ended December 31, 2008 and 2009, and the dollar amount accounted for by each such supplier during those periods.  There exists no actual, and the Company has no Knowledge of any threatened, termination, cancellation or material limitation of, or any material change in, the business relationship of the Company with any customer, supplier, group of customers or group of suppliers listed in Section 3.21 of the Company Disclosure Schedule.  No customer of the Company has any right to any credit or refund for products sold or services rendered or to be rendered by the Company pursuant to any Contract with or practice of the Company other than pursuant to the Company’s normal course return policy, which is described in reasonable detail in Section 3.21 of the Company Disclosure Schedule.

3.22           Product Warranty.  Section 3.22 of the Company Disclosure Schedule lists all forms of guaranty, warranty, right of return, right of credit or other indemnity that legally bind the Company in connection with any licenses, goods or services sold by the Company.  No product manufactured, sold, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease listed in Section 3.22 of the Company Disclosure Schedule.  Each product manufactured, sold, licensed, leased or delivered by the Company at all times has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (and no facts or circumstances exist that could reasonably be expected to give rise to any Proceeding, claim or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the corresponding line item on the Interim Balance Sheet, as adjusted for the passage of time through the Closing Date in the ordinary course, consistent with the past custom and practice of the Company.

3.23           Insurance.

(a)           Section 3.23(a) of the Company Disclosure Schedule sets forth an accurate and complete description of all insurance maintained by the Company, or under which the Company has been the beneficiary of coverage at any time within 2009 and 2010.  All premiums due and payable under such insurance policies have been paid.  The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of those policies.  Section 3.23 of the Company Disclosure Schedule further sets forth an accurate and complete list of all claims asserted by the Company in the amount no less than $50,000 pursuant to any such insurance since January 1, 2009, and describes the nature and status of the claims.  The Company has not failed to give in a timely manner any notice of any claim that may be insured under any insurance required to be listed in Section 3.23(a) of the Company Disclosure Schedule and there are no outstanding claims which have been denied or disputed by the insurer.  The insurance listed in Section 3.23(a) of the Company Disclosure Schedule (taken together) are of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to insure the Company against insurable losses, damages and claims to its business, properties, assets and operations to the extent consistent with the normal standard of similar industry.  The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.

(b)           Section 3.23(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all claims (open and closed) in the amount no less than $50,000 asserted by the Company pursuant to any such insurance since January 1, 2009, and describes the nature and status of the claims, including the amounts paid for each claim and the amounts reserved by insurers for each claim.

(c)           Section 3.23(c) of the Company Disclosure Schedule sets forth an accurate and complete list of all premiums paid to insurers since January 1, 2009, including deposits made and subsequent premium adjustments (if any).

(d)           Section 3.23(d) of the Company Disclosure Schedule sets forth an accurate and complete list of all risks which the Company has self-insured since January 1, 2009.

3.24           Relationships with Affiliates.   Except as set forth in Section 3.24 of the Company Disclosure Schedule, no Shareholder, director, officer or other Affiliate of the Company has, or since January 1, 2005 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Company’s business.  Except as set forth in Section 3.24 of the Company Disclosure Schedule, no Shareholder, director, officer or other Affiliate of the Company owns, or since January 1, 2005 has owned, (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a financial interest in any transaction with the Company or (b) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company, except for less than 1% of the outstanding capital  of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market.  Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, no Shareholder, director, officer or other Affiliate of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.25           Brokers or Finders.  Except for the arrangement between the Company and Steelhead Advisors LLC (the “Steelhead Engagement”), neither the Company nor any Person acting on behalf of the Company, has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with any of the transactions contemplated by this Agreement.  All amounts due from the Company under the Steelhead Engagement shall constitute Closing Expenses.

3.26           Prepayments, Prebilled Invoices and Deposits.  Section 3.26 of the Company Disclosure Schedule lists in reasonable detail each prepayment, prebilled invoice and deposit in an amount greater than or equal to $50,000 by or for one Person in the aggregate that have been received by the Company or paid by the Company as of the date of this Agreement relating to any licenses, goods or services sold or purchased by the Company.  All such prepayments, prebilled invoices and deposits have been properly accrued in the Financial Statements in accordance with PRC GAAP or Hong Kong GAAP (as applicable) applied on a consistent basis with the past practices of the Company.

3.27           Import and Export Control Laws.  The Company has, at all times as to which the applicable statute of limitations has not yet expired, conducted its import and export transactions materially in accordance with applicable Laws and all applicable import/export controls in countries in which the Company conducts business.  Without limiting the foregoing:

(a)           the Company has obtained, and is in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and re-export of products, services, Software and technologies and (ii) releases of technologies and Software to foreign nationals located abroad (“Export Approvals”);

(b)           there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals;

(c)           to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s import or export transactions that may give rise to any future claims;

(d)           no Export Approvals with respect to the Merger are required;

(e)           neither the Company nor any of its Affiliates is a party to any Contract or bid with, or has conducted business with (directly or, to the Knowledge of the Company, indirectly), any Person located in, or otherwise has any operations in, or sales to, Cuba, Myanmar (Burma), Iran, Iraq, North Korea, Libya, Rwanda, Syria or Sudan;

(f)           the Company has not received written notice to the effect that a Governmental Authority claimed or alleged that the Company was not in compliance in a material respect with any applicable Laws relating to the export of goods and services to any foreign jurisdiction; and

(g)           neither the Company nor any of its Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past import or export control violations.

3.28           Disclosure.  No representation or warranty of the Company in this Agreement and no statement in the Company Disclosure Schedule contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 4 are true and correct:

4.1           Organization and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of California. The Merger Sub is a company incorporated, validly existing and in good standing under the Laws of the British Virgin Islands.

4.2           Capitalization and Ownership.  The Merger Sub is authorized to issue 50,000 shares, of which 25,000 are outstanding.

4.3           Authority and Enforceability.  Each of the Purchaser and the Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of the Purchaser and the Merger Sub.  This Agreement has been duly executed and delivered by each of the Purchaser and the Merger Sub and, assuming the due authorization, execution and delivery by each of the other parties to the Agreement, constitutes the legal, valid and binding obligation of the Purchaser and the Merger Sub, enforceable against the Purchaser and the Merger Sub in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.  Upon the execution and delivery by the Purchaser and the Merger Sub of the Ancillary Agreements to which they are a party, and assuming the due authorization, execution and delivery by each of the other parties to each Ancillary Agreement, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Purchaser and the Merger Sub, enforceable against the Purchaser and the Merger Sub in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4           No Conflict.  Neither the execution, delivery and performance of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated by this Agreement, will (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, constitute a change in control under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of the Purchaser or the Merger Sub under (i) the articles of incorporation or bylaws of the Purchaser or the Merger Sub or any resolution adopted by the shareholders or board of directors of the Purchaser or the Merger Sub, (ii) any Governmental Authorization or Contract to which the Purchaser or the Merger Sub is a party or by which the Purchaser or the Merger Sub is bound or by which any of their respective properties or assets is subject or (iii) any Law or Judgment applicable to the Purchaser or the Merger Sub or any of their respective properties or assets; or (b) require the Purchaser or the Merger Sub to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except with respect to clauses (a) and (b) in any case that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Purchaser.

4.5           Legal Proceedings.  There is no pending Proceeding that has been commenced against the Purchaser or the Merger Sub and that challenges, or may have the direct effect of preventing, delaying, making illegal or otherwise materially interfering with, any of the transactions contemplated by this Agreement.  To the Purchaser’s Knowledge, no such Proceeding has been threatened.

4.6           Brokers or Finders.  Except for the arrangement between the Purchaser and Houlihan Lokey Howard & Zukin, Inc. (the “Houlihan Lokey Engagement”), neither the Purchaser, the Merger Sub nor any Person acting on their behalf has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with any of the transactions contemplated by this Agreement.  All amounts due under the Houlihan Lokey Engagement shall be the responsibility of the Purchaser.

4.7           Adequacy of Funds.  The Purchaser has, or will have prior to or at the Closing, adequate financial resources to satisfy its monetary and other obligations under this Agreement including, without limitation, the obligation to pay the Merger Consideration in accordance herewith.

4.8           Consents and Approvals.  Except as set forth in Section 4.8 of the Company Disclosure Schedule, no consents or approvals of, or filings or registrations with, any Governmental Authority are required to be obtained by the Purchaser or Merger Sub in connection with the consummation of the Merger and the execution and delivery by the Purchaser and the Merger Sub of this Agreement.

ARTICLE 5
INTERIM COVENANTS

5.1           Access and Investigation.  Upon reasonable advance notice from the Purchaser, the Company will cause the Acquired Companies to (a) afford the Purchaser and its directors, officers, employees, agents, consultants and other advisors and representatives access during normal business hours to all of its properties, books, Contracts, personnel and records as the Purchaser may reasonably request, and (b) furnish promptly to the Purchaser and its directors, officers, employees, agents, consultants and other advisors and representatives all other information concerning its business, properties, assets and personnel as the Purchaser may reasonably request.

5.2           Operation of the Business of the Company.  From the date of this Agreement until the Closing, each of the Acquired Companies will (a) conduct its business only in the ordinary course of business, and (b) use commercially reasonable efforts to preserve and protect its business organization, assets, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others doing business with it.  Without limiting the generality of the foregoing and except as otherwise expressly permitted by this Agreement, none of the Acquired Companies will take any of the following actions:

(a)           amend its memorandum of association or articles of association or other comparable charter or organizational documents;

(b)           change its authorized shares or issued capital stock, or, except for the issuance of Company Capital Shares upon the exercise of Options outstanding as of the date of this Agreement, issue, sell, grant, repurchase, redeem, pledge or otherwise dispose of or Encumber any shares or other voting securities or any securities convertible, exchangeable or redeemable for, or any options, warrants or other rights to acquire, any such securities;

(c)           divide, combine, split, combine or reclassify of any of its shares;

(d)           declare, set aside or pay any dividend or other distribution (whether in cash, securities or other property) in respect of its shares;

(e)           (i) incur any Indebtedness, other than Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) issue, sell or amend any of its debt securities or warrants or other rights to acquire any of its debt securities, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) loan, advance (other than advancement of expenses to its employees in the ordinary course of business) or contribute to the capital of, or invest in, any other Person, other than the Company or (iv) enter into any hedging Contract or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or exchange rates;

(f)           sell, lease, transfer license, pledge or otherwise dispose of or Encumber any of its properties or assets (including, without limitation, any Intellectual Property rights), other than (i)  such actions taken in the ordinary course of business consistent with past practice or (ii) as required by any Contract in effect as of the date of this Agreement;

(g)           acquire (i) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any shares of, or by any other manner, any business or Person or (ii) any assets that are material to the Acquired Companies individually or in the aggregate, except purchases of inventory and raw materials in the ordinary course of business;

(h)           damage, destroy or lose any of its assets or properties with an aggregate value in excess of $100,000, whether or not covered by insurance;

(i)           enter into, modify in material respects, accelerate, cancel or terminate, except in the ordinary course of business, any Material Contract (or series of related Material Contracts);

(j)           (i) except (i) for any annual increases in employee compensation made in the ordinary course of business, or (ii) as required by Law, adopt, enter into, terminate or amend any Company Plan, collective bargaining agreement or employment, severance or similar Contract, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant or other independent contractor, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (iv) pay any benefit not provided for as of the date of this Agreement under any Company Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the granting of share options, share appreciation rights, share based or share related awards, performance units or restricted shares, or remove existing restrictions in any Company Plan or Contracts or awards made thereunder or (vi) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Plan;

(k)           cancel, compromise, release or waive any claims or rights (or series of related claims or rights) with a value exceeding $100,000 or otherwise outside the ordinary course of business;

(l)           settle or compromise in connection with any Proceeding;

(m)           make any capital expenditure or any other expenditure with respect to property, plant or equipment in excess of $100,000 in the aggregate;

(n)           change accounting principles, methods or practices or investment practices;

(o)           change payment or processing practices or policies regarding intercompany transactions;

(p)           accelerate or delay the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;

(q)           make or rescind any Tax election, settle or compromise any Tax Liability or amend any Tax Return;

(r)           participate in activity of the type sometimes referred to as “trade loading” or “channel stuffing” or any other activity that reasonably could be expected to result in an increase, temporary or otherwise, in the demand for the products offered by the Acquired Companies prior to the Closing, including sales of a product (i) with payment terms longer than terms customarily offered by the Acquired Companies for such product, (ii) at a greater discount from listed prices than customarily offered for such product, other than pursuant to a promotion of a nature previously used in the ordinary course of business for such product, (iii) at a price that does not give effect to any general increase in the list price for such product publicly announced prior to the Closing Date, (iv) with shipment terms more favorable to the customer than shipment terms customarily offered by the Acquired Companies for such product, (v) in a quantity greater than the reasonable resale requirement of the particular customer, (vi) in conjunction with other material benefits to the customer not previously offered in the ordinary course of business to such customer or (vii) accelerating the timing of any new releases for existing products;

(s)           transfer, assign or grant any license or sublicense of any rights under or with respect to any Intellectual Property;

(t)           abandon, cancel, let lapse or expire any Intellectual Property that was, as of the date of the Balance Sheet, or at any time thereafter, the subject of any application or registration;

(u)           do anything that would have a Material Adverse Effect on the Company; or

(v)           agree to do any of the things described in the preceding clauses (a) through (u) of this Section 5.2.

5.3           Consents and Filings; Reasonable Efforts.

(a)           Each of the parties will use their respective commercially reasonable efforts (i) to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other consents, waivers, approvals and other authorizations from, and give all other notices to, all other third parties, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including those listed in Sections 3.3(b) and 6.1(c) of the Company Disclosure Schedule.

(b)           On the Closing Date, the Company will send or cause to be sent by the Company’s counsel, by overnight courier, all original minute books, corporate seals and share or equity ownership records of the Acquired Companies to the Purchaser.

5.4           Notification.

(a)           Each of the parties will give prompt notice (an “Update Notification”) to the other parties of (i) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate, in each case at any time from and after the date of this Agreement until the Closing, and (ii) any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement.  No notification pursuant to this Section 5.4 will be deemed to amend or supplement the Company Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the party receiving notice, including pursuant to Article 7, Article 9 or Article 10.

(b)           Notwithstanding anything contained herein to the contrary, notifications may be delivered by the Company to supplement and update any of the disclosures set forth in Section 3.14(a) of the Company Disclosure Schedule, as may be necessary to reflect changes resulting from any development, event, occurrence (or non-occurrence) or action required to be, or not prohibited from being, taken under this Agreement, and any such notification will have the effect of amending and updating the Company Disclosure Schedule and qualifying the applicable representations and warranties, as the case may be, and curing any potential misrepresentation or breach that otherwise might have existed hereunder by reason of such development, event, occurrence (or non-occurrence) or action, it being understood that in no event will any such notification be deemed an Update Notification.

5.5           No Negotiation.  The Company will not (and it will not permit or authorize, as applicable, any of its respective Affiliates, directors, officers, shareholders, employees, agents, consultants and other advisors and representatives to), directly or indirectly (a) solicit, initiate, encourage, knowingly facilitate, or entertain any inquiry or the making of any proposal or offer, (b) enter into, continue or otherwise participate in any discussions or negotiations, or enter into any Contract, (c) furnish to any Person any non-public information or grant any Person access to its properties, books, Contracts, personnel and records, or (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other similar agreement or propose, whether publicly or to any director or Securityholder, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations; in each case regarding any business combination transaction involving the Acquired Companies or any other transaction to acquire all or any part of the assets (including, without limitation, Intellectual Property), business or properties of the Acquired Companies or any amount of the capital stock of the Acquired Companies (whether or not outstanding), whether by merger, purchase of assets, purchase of stock, tender offer, license or otherwise, other than with the Purchaser.  The Company will immediately cease and cause to be terminated any such negotiations, discussion or Contracts (other than with the Purchaser) that are the subject of clauses (a) or (b) above and will immediately cease providing and secure the return of any non-public information and terminate any access of the type referenced in clause (c) above.  If the Company or any of its Affiliates, directors, officers, employees, agents, consultants or other advisors and representatives receives, prior to the Closing, any offer, proposal or request, directly or indirectly, of the type referenced in clause (a) or (b) above or any request for disclosure or access as referenced in clause (c) above, the Company will immediately suspend any discussions with such offeror or Person with regard to such offers, proposals or requests and notify the Purchaser thereof, including information as to the identity of the offeror or Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the Purchaser may reasonably request.

5.6           Confidentiality.

(a)           For purposes of securities law compliance, each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, except that the Purchaser reserves the right, without the Company’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities laws or securities listing standards (in which case the Purchaser agrees to use reasonable efforts to advise the Company prior to making such disclosure).

(b)           Each party agrees to continue to abide by that certain Non Disclosure Agreement dated as of February 9, 2010 (the “Confidentiality Agreement”), the terms of which are incorporated by reference in this Agreement and which terms will survive until the Closing, at which time the Confidentiality Agreement will terminate; provided, however, that if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect.  Except as contemplated by Section 5.6(a), the existence of this Agreement and the other Ancillary Agreement and the terms hereof and thereof (including the exhibits and schedules appended hereto) will be deemed “Information” for purposes of the Confidentiality Agreement.  Beginning on the date hereof, neither the Company nor any of its Affiliates will waive affirmatively any right under any nondisclosure agreement previously entered into by the Company and any other Person with respect to the evaluation of the sale of the Acquired Companies without the prior written consent of the Purchaser.

5.7           Shareholder Materials.  Within 5 Business Days of the execution of this Agreement, the Company will deliver the information that may be required to be given to the Shareholders pursuant to the Laws of the British Virgin Islands in connection with the Merger (the “Shareholder Materials”) to all Shareholders entitled to receive such under the Laws of the British Virgin Islands  Prior to the delivery of the Shareholder Materials, the Company will have given the Purchaser and its counsel a reasonable opportunity (but in no event fewer than three Business Days) to review and comment on reasonably final drafts of the Shareholder Materials.  The Shareholder Materials will also specify the address to which any notices concerning dissenters’ rights must be sent and will request that a copy of such notice be sent to the Purchaser at an address specified by the Purchaser.  At the time it is sent and at all times subsequent thereto (through and including the Effective Time), the Shareholder Materials will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading; provided, however, that the Company will not be responsible for information about the Purchaser which is accurately stated from information which the Purchaser has publicly released or filed or otherwise provided by the Purchaser or its representatives (including counsel), in writing, for use in the Shareholder Materials.  If, at any time prior to the Effective Time, any event or information should be discovered by the Company which should be set forth in an amendment or supplement to the Shareholder Materials, then the Company will promptly inform the Purchaser of such occurrence, and the Company will deliver to the Shareholders such amendment or supplement.  The Shareholder Materials will include the recommendation of the board of directors of the Company in favor of this Agreement and the Merger and the conclusion of the board of directors of the Company that the terms and conditions of the Merger are fair and reasonable to, and in the best interests of, the Shareholders.

5.8           Meeting or Consent of Shareholders.  As soon as practicable after the date hereof, the Company will take all actions necessary, in accordance with the laws of the British Virgin Islands and with the Company’s articles of association and memorandum of association, to notify the Shareholders that a meeting will be convened to approve this Agreement and the Merger (the “Approval Meeting”).  The Approval Meeting will be held at least 7 days after the Shareholders’ receipt of such notification. The Company will use its best efforts to secure the approval of all such Shareholders.

5.9           Risk of Loss.  Except as otherwise provided in this Agreement or to the extent caused by the Purchaser or the Merger Sub, until the Closing, all risk of loss, damage or destruction to the Acquired Companies’ business and assets will be borne by the Company.

5.10         Satisfaction of Conditions Precedent.  Each of the parties hereto will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 6, and each of the parties hereto will use its best efforts to cause the transactions contemplated in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all (a) of the Governmental Authorizations and consents listed in Section 6.1(c) of the Company Disclosure Schedule, and (b) authorizations of third parties, and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated herein.

5.11         Intentionally Omitted.

5.12         Further Actions.  Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the transactions contemplated by this Agreement.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

6.1           Conditions to the Obligation of the Purchaser and the Merger Sub.  The obligations of the Purchaser and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the conditions set forth in this Section 6.1 (any of which may be waived by the Purchaser and the Merger Sub, in whole or in part, but only in a writing signed by the Purchaser).

(a)           Accuracy of Representation and Warranties.  The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality will be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties will be true and correct as of such date).

(b)           Performance of Covenants.  All of the covenants and obligations that the Company is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations).

(c)           Consents.  Each of the Governmental Authorizations and third party consents listed on Section 6.1(c) of the Company Disclosure Schedule must have been obtained and must be in full force and effect.

(d)           No Action.  There must not be in effect, published, introduced or otherwise formally proposed any Law or Judgment, and there must not have been commenced or threatened any Proceeding, that in any case could (i) prohibit, prevent, make illegal, delay or otherwise interfere with the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, (ii) cause any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to be rescinded following consummation, (iii) affect adversely the right of the Purchaser to own the capital shares of the Company or to control the Company or (iv) adversely affect the right of the Purchaser or any of its Affiliates to own their respective assets and to operate their respective businesses.

(e)           No Material Adverse Effect.  Since the date of this Agreement, there must not have been any change or event that has had or could reasonably be expected to have a Material Adverse Effect on the Company.

(f)           Deliveries.  The Company will have made each of the following deliveries:

(i)           the Merger Documents, signed on behalf of the Company, in accordance with the Laws of the British Virgin Islands and in form reasonably satisfactory to the Purchaser;

(ii)           a certificate, dated as of the Closing Date, executed by the Secretary or other appropriate officer of the Company confirming the satisfaction of the conditions specified in Sections 6.1(a), 6.1(b) 6.1(d), 6.1(e), 6.1(g) and 6.1(h);

(iii)           resignations effective as of the Closing Date of certain directors and officers of the Acquired Companies to be designated by the Purchaser prior to the Closing;

(iv)           a certificate of the Secretary or Assistant Secretary of the Company or Registered Agent of the Company, reasonably satisfactory to the Purchaser, dated as of the Closing Date and attaching with respect to the Company (A) certified copies of the Company’s articles of association and all amendments thereto, as provided by the Registered Agent of the Company not more than five Business Days prior to the Closing Date, (B) certified copies of the Company’s memorandum of association and all amendments thereto, as provided by the Registered Agent of the Company not more than five Business Days prior to the Closing Date (C) a certificate of good standing of the Company or the equivalent for companies of the British Virgin Islands, (D) all resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of the Company and the Shareholders relating to this Agreement and the transactions contemplated by this Agreement and (E) incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement;

(v)           the Final Merger Consideration Allocation Schedule, certified by the Chief Financial Officer of the Company to be correct and complete with respect to all amounts set forth thereon;

(vi)           the Estimated Closing Balance Sheet Certificate;

(vii)           the Shareholder Written Consent or Minutes of a Shareholders meeting evidencing the Company’s receipt of the Requisite Shareholder Approval; and

(viii)           such other documents, instruments and certificates as the Purchaser may reasonably request for the purpose of consummating the transactions contemplated by this Agreement.

(g)           Dissenter’s Rights.  The number of Company Capital Shares which, as of the Closing, have become or could be entitled to become Dissenting Shares will not exceed six and one-half percent (6.5%) of the aggregate number of Outstanding Company Shares as of the Effective Time.  The Company will have furnished to the Purchaser in writing the names, addresses and number of shares held by any holders of such actual or potential dissenting shares, together with the names and addresses and number of shares held by holders of Company Capital Shares who have given written consent to the Agreement and the Merger, certified by the Company’s Secretary.

(h)           Employees.  The employees listed on Section 6.1(h) of the Company Disclosure Schedule (i) will have signed consulting agreements or employment agreements, as applicable, with the Purchaser setting forth terms and conditions commensurate with those offered to similarly situated employees of the Purchaser, in forms satisfactory to the Purchaser in its sole discretion (the “Key Employees”) on or prior to Closing and such agreements will be in full force and effect as of the Effective Time and (ii) will still be on the job and performing their usual and customary duties for the Acquired Companies immediately before the Effective Time.

(i)           Non-Competition/Non-Solicitation Agreements.  The employees listed in Section 6.1(i) of the Company Disclosure Schedule shall have signed non-competition and non-solicitation agreements satisfactory to the Purchaser and such Agreements shall be in force and effect as of the Effective Time.

(j)           Ancillary Agreements.  Each of the Ancillary Agreements must have been executed and delivered by each of the other parties thereto, and each such Ancillary Agreement will be in full force and effect.

(k)           2010 Audited Financials. Audited consolidated balance sheets of the Acquired Companies as of July 3, 2010 and the related audited consolidated statements of income, changes in shareholders’ equity and cash flow for the fiscal year then ended, including in each case any notes thereto, together with the report thereon by independent certified public accountants, which are reasonably acceptable to the Purchaser.

6.2           Conditions to the Obligation of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the conditions set forth in this Section 6.2 (any of which may be waived by the Company, in whole or in part, but only in a writing signed by the Company).

(a)           Accuracy of Representation and Warranties.  The representations and warranties of the Purchaser and the Merger Sub set forth in this Agreement that are qualified as to materiality will be true and correct in all respects, and all other representations and warranties of the Purchaser and the Merger Sub set forth in this Agreement will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties will be true and correct as of such date).

(b)           Performance of Covenants.  All of the covenants and obligations that the Purchaser or the Merger Sub are required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations).

(c)           No Action.  There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

(d)           Officer’s Certificate.  The Purchaser must have delivered to the Company a certificate, dated as of the Closing Date, executed by the Secretary or other appropriate officer of the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b).

(e)           Ancillary Agreements.  Each of the Ancillary Agreements must have been executed and delivered by each of the other parties thereto, and each such Ancillary Agreement will be in full force and effect.

ARTICLE 7
TERMINATION

7.1           Termination Events.  This Agreement may, by written notice given before or at the Closing, be terminated:

(a)           by mutual consent of the Purchaser and the Company;

(b)           by the Purchaser if there has been a breach of any of the Company’s representations, warranties or covenants contained in this Agreement, which would result in the failure of a condition set forth in Section 6.1(a) or Section 6.1(b), and which breach has not been cured or cannot be cured within 30 days after the notice of the breach from the Purchaser;

(c)           by the Company if there has been a breach of any of the Purchaser’s or the Merger Sub’s representations, warranties or covenants contained in this Agreement, which would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and which breach has not been cured or cannot be cured within 30 days after the notice of breach from the Company;

(d)           by either the Purchaser or the Company if any Governmental Authority of competent jurisdiction has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(e)           by the Purchaser if the Closing has not occurred (other than through the failure of the Purchaser or the Merger Sub to comply fully with its obligations under this Agreement) on or before October 15, 2010; or

(f)           by the Company if the Closing has not occurred (other than through the failure of the Company to comply fully with its obligations under this Agreement) on or before October 15, 2010.

7.2           Effect of Termination.  Each party’s rights of termination under Section 7.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies.  If this Agreement is terminated pursuant to Section 7.1, all obligations of the parties under this Agreement terminate, except that (a) the provisions of Section 5.6(b), this Section 7.2, Section 7.3 and Article 11 (except for those in Section 11.11) will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

7.3           Disposition of Documents.  In the event of the termination of this Agreement by either the Company or the Purchaser as provided in Section 7.1 hereof, each party, if so requested by the other party, will (a) return promptly every document (other than documents publicly available and other than one copy thereof to be retained by outside counsel for such party) furnished to it by the other party (or any Subsidiary, division, associate or affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof which may have been made, and will cause its representatives and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, or (b) destroy such documents and cause its representatives and such other representatives to destroy such documents, and so certify such destruction to the other party.

ARTICLE 8
ACQUIRED EMPLOYEE MATTERS

8.1           Acquired Employees.  Subject to the provisions of this Article 8 and to any employment agreements to be executed by certain Acquired Employees on or prior to the Closing Date, the Acquired Employees will remain employees of the Acquired Companies immediately following the Effective Time.

8.2           Employee Communications.  The parties will cooperate with respect to any employee communications regarding any matters provided for herein, provided that the Purchaser will retain the sole and absolute discretion to approve of, in advance, any written employee communications relating to any compensation or benefits to be provided by it or by the Company or any other Affiliate of the Purchaser under this Agreement or otherwise.  The parties further agree to coordinate in advance any formal meetings or presentations between Acquired Employees and any representative of the Purchaser and any Purchaser written employee communications.

ARTICLE 9
INDEMNIFICATION

9.1           Indemnification by the Shareholders.  In the event that the Closing occurs, and subject to the limitations expressly set forth in Section 9.6 hereof, the Shareholders will have an obligation, on an individual basis solely in proportion to the aggregate Merger Consideration payable to them pursuant to this Agreement, to indemnify, defend and hold harmless the Purchaser, each of the Purchaser’s Affiliates, the Surviving Company and each of their respective directors, officers, employees, agents, consultants, advisors, representatives and equity holders (collectively, the “Purchaser Indemnified Parties”) from and against, and will pay to the Purchaser Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Purchaser Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a)           any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement, any Ancillary Agreement or in any certificate, instrument or document delivered by the Company in connection with this Agreement;

(b)           the nonfulfillment, nonperformance or other breach of any covenant or agreement of the Company contained in this Agreement, any Ancillary Agreement or in any document delivered pursuant hereto;

(c)           the Shareholder Representative’s performance of his or her obligations under this Agreement;

(d)           Intentionally omitted.

(e)           any failure of any Shareholder to have good, valid and marketable title to the issued and outstanding shares of Company Capital Shares or Options issued in the name of such holder free and clear of all Encumbrances;

(f)           any claim by any Shareholder or former shareholder of the Company, or any other Person, based upon (i) ownership or rights to ownership of any equity securities, (ii) any rights of a Shareholder (other than the right to receive such Shareholder’s portion of the Merger Consideration pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote, (iii) any rights under the certificate of incorporation and bylaws, in effect as of immediately prior to the Effective Time, or (iv) any claim that his, her or its equity securities were wrongfully repurchased by the Company;

(g)           any assertion or recovery by any Shareholder of the fair value, interest, and expenses or other amounts pursuant to dissenters’ rights exercised or purportedly exercised pursuant to the law of the British Virgin Islands (it being understood that any such Losses will not include the pro rata share of the Merger Consideration such asserting or recovering Shareholder would have received pursuant to this Agreement);

(h)           any liability of the Company arising from the failure of the Securityholders to pay capital gains Tax as required by applicable Law in connection with their receipt of the Merger Consideration or the Option Consideration, as applicable; and

(i)           any claim by a holder of Convertible Options described in Section 2.2(a)(iii)(A) for the 12-month delay in paying the Initial Option Consideration to such holder or any Losses related to remitting the Option Consideration to the holders of Convertible Options described in Section 2.2(a)(iii)(A).

For purposes of this Section 9.1, once it has been established that  there has been a breach of any representation or warranty, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Company, as such provisions are written (including any materiality or “Material Adverse Effect” qualifications thereto), the amount of any Losses arising from such breach of any representation or warranty, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Company, will be determined without regard to any materiality, “Material Adverse Effect” or similar qualification in such representation, warranty, covenant or agreement.

9.2           Indemnification by the Purchaser.  In the event that the Closing occurs, and subject to the limitations expressly set forth in Section 9.6 hereof, the Purchaser will have an obligation to indemnify, defend and hold harmless the Shareholders from and against, and will pay to the Shareholders the monetary value of, any and all Losses incurred or suffered by the Shareholders directly or indirectly arising out of, relating to or resulting from any of the following:

(a)           any inaccuracy in or breach of any representation or warranty of the Purchaser or the Merger Sub contained in this Agreement or in any certificate, instrument or document delivered by the Purchaser or the Merger Sub in connection with this Agreement; and

(b)           the nonfulfillment, nonperformance or other breach of any covenant or agreement of the Purchaser or the Merger Sub contained in this Agreement, any Ancillary Agreement or in any document delivered pursuant hereto.

For purposes of this Section 9.2, once it has been established that  there has been a breach of any representation or warranty, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Purchaser or Merger Sub, as such provisions are written (including any materiality or “Material Adverse Effect” qualifications thereto), the amount of any Losses arising from such breach of any representation or warranty, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Purchaser or Merger Sub, will be determined without regard to any materiality, “Material Adverse Effect” or similar qualification in such representation, warranty, covenant or agreement.

9.3           Claim Procedure.

(a)           A party that seeks indemnity under this Article 9 or Article 10 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(b)           Within 30 days after its receipt of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:

(i)           agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or

(ii)           dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(c)           If the Indemnifying Party fails to take either of the foregoing actions within 30 days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice; provided, that if the Losses are incurred or suffered or arise out of the matters specified in Section 9.1, the payment by the Indemnifying Party shall be 0.5967 multiplied by the amount of Losses claimed in the Claim Notice.

(d)           If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within 30 days after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 11.11; provided, that that if the Losses finally determined pursuant to the provisions of Section 11.11 were incurred or suffered or arise out of the matters specified in Section 9.1, the payment by the Indemnifying Party shall be 0.5967 multiplied by the amount of Losses.

(e)           If any Purchaser Indemnified Party is the Indemnified Party with respect to any claim for indemnification pursuant to this Article 9, the parties will contemporaneously deliver to the Escrow and Exchange Agent copies of each Claim Notice and Objection Notice in connection with such claim.

(f)           Any indemnification of the Shareholders pursuant to this Article 9 will be effected by wire transfer of immediately available funds to an account designated by the Shareholder Representative.  All indemnification payments to be received by the Shareholders in accordance with this Article 9 will be allocated among the Shareholders in proportion to each Shareholder’s pro rata share of the Escrow Fund as set forth on the Final Merger Consideration Allocation Schedule.

(g)           The foregoing indemnification payments will be made within five Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 9.3(c) if an Objection Notice has not been timely delivered in accordance with Section 9.3(b) or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been determined by a final Judgment of a court having jurisdiction over such proceeding as permitted by Section 11.11 if an Objection Notice has been timely delivered in accordance with Section 9.3(b) (the “Settlement Date”).

For purposes of Section 9.3 and Section 9.4, (i) if the Shareholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Shareholder Representative and (ii) if the Shareholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Shareholder Representative.

9.4           Third Party Claims.

(a)           In the event that the Indemnified Party is entitled, or is seeking to assert rights, to indemnification under this Article 9 relating to a claim by another Person, then the Indemnified Party will deliver a Claim Notice to the Indemnifying Party and will include in such Claim Notice (i) notice of the commencement of any Proceeding relating to such claim within 30 days after the Indemnified Party has received written notice of the commencement of such Proceeding, and (ii) the facts constituting the basis for such Proceeding and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party.  Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses directly caused by the delay or other deficiency.

(b)           Within 30 days after the Indemnified Party’s delivery of notice of the commencement of such Proceeding under this Section 9.4, the Indemnifying Party may assume control of the defense of such Proceeding by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further:

(i)           acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with such Proceeding constitute Losses for which the Indemnified Party will be indemnified pursuant to this Article 9 without contest or objection and that the Indemnifying Party will advance all expenses and costs of defense; and

(ii)           retains counsel for the defense of such Proceeding reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence satisfactory to the Indemnified Party that the Indemnifying Party has and will have sufficient financial resources to fund on a current basis the cost of such defense and paying all Losses that may arise under the claim.

However, in the event that the Shareholders are the Indemnifying Party, in no event may the Indemnifying Party assume or maintain control of the defense of any Proceeding (A) involving criminal liability, (B) involving claims relating to any Company Intellectual Property or the Intellectual Property of another Person, (C) in which any relief other than monetary damages is sought against the Indemnified Party, or (D) in which the outcome of any Judgment or settlement in the matter could materially adversely affect the business of any of (I) the Purchaser, (II) the business unit of the Purchaser that acquires the Company, or (III) the Company or the Surviving Company.  An Indemnifying Party will lose any previously acquired right to control the defense of any Proceeding if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(c)           If the Indemnifying Party does not, or is not able to, assume or maintain control of such defense in compliance with Section 9.4(b), the Indemnified Party will have the right to control such defense.  If the Indemnified Party controls such defense, the Indemnifying Party agrees to pay to the Indemnified Party promptly upon demand from time to time all reasonable attorneys’ fees and other costs and expenses of defense.  The party not controlling such defense (the “Noncontrolling Party”) may participate therein at its own expense.  However, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Proceeding, then the reasonable fees and expenses of counsel to the Indemnified Party will be considered and included as “Losses” for purposes of this Agreement.  The party controlling such defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of such Proceeding and the defense thereof and will consider in good faith recommendations made by the Noncontrolling Party.  The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Proceeding.

(d)           If the Indemnified Party is controlling the defense of such Proceeding, the Indemnified Party has the right to agree in good faith to any compromise or settlement of, or the entry of any Judgment arising from, such Proceeding without prior notice to or consent of the Indemnifying Party.  All amounts paid or payable under such settlement or Judgment are Losses that the Indemnifying Party owes to the Indemnified Party under this Article 9.  The Indemnifying Party will not agree to any compromise or settlement of, or the entry of any Judgment arising from, any such Proceeding without the prior written consent of the Indemnified Party, which consent the Indemnified Party will not unreasonably withhold or delay.  The Indemnified Party will have no Liability with respect to any compromise or settlement of, or the entry of any Judgment arising from, any such Proceeding effected without its consent.

(e)           Notwithstanding the other provisions of this Article 9, if a Person not a party to this Agreement asserts that a Purchaser Indemnified Party is liable to such Person for a monetary or other obligation which relates to any of items (A) – (D) of Section 9.4(b) hereof for which the Purchaser Indemnified Party may be entitled to indemnification pursuant to this Article 9, and the Purchaser Indemnified Party reasonably determines that it has a business reason to fulfill such obligation, then (i) the Purchaser Indemnified Party will be entitled to satisfy such obligation, with notice to the Indemnifying Party, (ii) the Purchaser Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article 9 and (iii) the Purchaser Indemnified Party will be reimbursed, in accordance with the provisions of this Article 9, for any such Losses for which it is entitled to indemnification pursuant to this Article 9, subject to the right of the Indemnifying Party to dispute the Purchaser Indemnified Party’s entitlement to indemnification.

(f)           Notwithstanding the provisions of Section 11.11, the Shareholder Representative consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought by another Person against any Purchaser Indemnified Party for purposes of any claim that a Purchaser Indemnified Party may have under this Agreement with respect to the Proceeding or the matters alleged therein, but only to the extent that the participation of the Shareholder Representative in such Proceeding is necessary for the Purchaser Indemnified Parties to properly conduct the defense of such Proceeding.  In such circumstances, the Shareholder Representative agrees that process may be served on them with respect to such a claim anywhere in the world.

9.5           Survival.

(a)           All representations and warranties contained in this Agreement and any certificate delivered pursuant to this Agreement will survive the Closing, irrespective of any facts known to any Indemnified Party at or prior to the Closing or any investigation at any time made by or on behalf of any Indemnified Party, for a period of 12 months from the Closing Date (the “Indemnification Period”); provided, however, that (i) representations and warranties set forth in Sections 3.15 (Tax Matters), and the corresponding right to make claims thereunder, will survive until the expiration of the statute of limitations applicable to the underlying matters covered by such provision, (ii) the representations and warranties in Section 3.4 (Capitalization and Ownership), and the corresponding right to make claims thereunder, will survive for a period of 36 months from the Closing Date , (iii) in the event of fraud or willful misconduct, the corresponding right to make claims will survive until expiration of the applicable statute of limitations for such claims and (iv) representations and warranties set forth in Sections 3.2(a) (Authority and Enforceability) ), and the corresponding right to make claims thereunder, will survive indefinitely, and (v) the right to indemnification for Losses pursuant to Section 9.1(i) will survive for a period of 36 months from the Closing Date.   Notwithstanding anything to the contrary herein, all covenants to be performed or complied with after the Closing Date shall survive the Closing in accordance with their terms and the rights of the Purchaser Indemnified Parties and the Shareholders to make claims for indemnification or reimbursement based upon any covenant to be performed or complied with after the Closing Date will survive indefinitely.

(b)           If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of any such representation or warranty, or a notice that, as a result of a Proceeding instituted or claim made by a Person not a party to this Agreement, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty will survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the Proceeding or written claim with respect to which such notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.

9.6           Limitations on Liability.

(a)           Except as set forth in Sections 9.6(d) and (f) below, the rights of a Purchaser Indemnified Party to assert claims against the Escrow Fund under this Article 9 will be the sole and exclusive remedy of a Purchaser Indemnified Party for any such claims under Article 9 (other than with respect to any equitable remedies available to any Purchaser Indemnified Party) and no Shareholder will have any liability in excess of its pro rata share of the Escrow Fund.

(b)           Notwithstanding anything contained here to the contrary, the Shareholders will not be obligated to indemnify the Purchaser Indemnified Parties under this Agreement unless and until the aggregate Losses subject to such indemnification collectively exceed $223,772 (the “Threshold”), whereupon such indemnification will be made by the Shareholders with respect to the aggregate amount of such Losses; provided, however, that the Threshold will not apply to the matters described in Sections 9.1(e), 9.1(f), 9.1(g), 9.1(h), or 9.1(i) hereof.

(c)           Notwithstanding anything contained here to the contrary, the Purchaser will not be obligated to indemnify the Shareholders under this Agreement unless and until the aggregate Losses subject to such indemnification collectively exceed the Threshold, whereupon such indemnification will be made by the Purchaser with respect to the aggregate amount of such Losses.  Except as set forth in Section 9.6 (e) and (f) below, in no event will the Purchaser’s Liability under this Agreement exceed the dollar amount that is equivalent to the Escrow Fund amount.

(d)           The Securityholders shall be severally liable for any Losses of the Purchaser Indemnified Parties arising under (i) Section 9.1(a), solely as Section 9.1(a) relates to a breach of any representation or warranty of the Company in Section 3.2 (Authority and Enforceability), Section 3.4 (Capitalization and Ownership) and Section 3.15 (Tax Matters) (ii) Section 9.1(b), (iii) Section 9.1(f), (iv) Section 9.1(h), or (v) Section 9.1(i).  The aggregate Liability of the Securityholders under this Section 9.6(d) shall be fifty percent (50%) of the aggregate amount of the Merger Consideration.

(e)           The aggregate Liability of the Purchaser for a breach of Section 9.2(a), solely as Section 9.2(a) relates to a breach of any representation or warranty of the Purchaser in Section 4.3 (Authority and Enforceability) shall be the aggregate amount of the Merger Consideration.

(f)           Notwithstanding any other provision of this Agreement, nothing in this Agreement limits the Liability of a party to another party for fraud or willful misconduct.

9.7           No Right of Indemnification or Contribution.  No Shareholder has any right of indemnification or contribution against the Company with respect to any breach by the Shareholders of any of their representations, warranties, covenants or agreements in this Agreement or any Ancillary Agreement, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.

9.8           Exercise of Remedies by Purchaser Indemnified Parties other than the Purchaser.  No Purchaser Indemnified Party (other than the Purchaser or any successor or assignee of the Purchaser) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor or assignee of the Purchaser) consents to the assertion of the indemnification claim or the exercise of any other remedy.

ARTICLE 10
TAX MATTERS

10.1           Tax Covenants.

Unless otherwise stated, for purposes of this Section 10.1, references to “the Company” will be deemed to include all of the Acquired Companies.

(a)           Subject to the limitations set forth in Article 9, the Shareholders will have an obligation during the Indemnification Period, on an individual basis solely in proportion to the aggregate Merger Consideration payable to them pursuant to this Agreement, to indemnify, defend and hold harmless each Purchaser Indemnified Party against all Losses (i) relating to Taxes imposed on the Company for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, (ii) incurred or suffered by any Purchaser Indemnified Party directly or indirectly arising out of, relating to or resulting from any breach of any tax filing or reporting obligations by the Shareholders set forth in Section 2.12, (iii) incurred or suffered by any Purchaser Indemnified Party directly or indirectly arising out of, relating to or resulting from any inaccuracy in or breach of any representation or warranty set forth in Section 3.15 or (iv) incurred or suffered by any Purchaser Indemnified Party as a result of deprivation or disallowance of any Relief which would have been available to the Company as a result of any transaction, matter or event effected or happened on or before the Closing Date if there had been no such deprivation or disallowance.

(b)           Subject to the limitations set forth in Article 9, the Purchaser will have an obligation to indemnify, defend and hold harmless each Shareholder from and against any Losses actually incurred by such Shareholder relating to Taxes imposed on the Company, or for which the Company may otherwise be liable, for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.  The Purchaser will be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

(c)           For purposes of Sections 10.1(a) and 10.1(b), whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date will be determined in the following manner:

(i)           in the case of any Taxes that are either based on or related to income or receipts by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company for the Straddle Period will be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned between such two taxable years or periods on a daily basis; and

(ii)           in the case of Taxes not described in subparagraph (i) above that are imposed on a periodic basis and measured by the level of any item, such Taxes will be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is either the number of calendar days in the Straddle Period ending on and including the Closing Date or the number of calendar days in the Straddle Period after the Closing Date, as the case may be, and the denominator of which is the number of calendar days in the entire relevant period.

(d)           In the event of any deprivation or disallowance of a Relief, there shall be for the purpose of Section 10.1(a) above treated as an amount of Tax for which a Loss has arisen, the amount of such Relief or repayment or (if smaller) the amount by which the Tax of the Company would have been reduced by the Relief if there had been no such deprivation or disallowance as aforesaid, applying the relevant rates of Tax in force in the period or periods in respect of which the Relief would have applied or (where the rate has at the relevant time not been fixed) the last known rate and assuming that the Company had sufficient profits against which the Relief might be set or given.

10.2           Assistance and Cooperation.  The Purchaser, the Company and the Shareholder Representative will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Proceeding with respect to Taxes.

10.3           Tax Sharing Agreement.  Any tax sharing agreements or arrangements to which the Company may be a party or have liability will be terminated effective as of the Closing.  After the Closing, neither the Shareholders nor their Affiliates will have any further rights or liabilities thereunder, and this Agreement will be the sole Tax sharing agreement relating to the Company for all periods beginning before the Closing.

10.4           Powers of Attorney.  Any power of attorney or similar agreement to which the Company may be a party with respect to Taxes will be terminated effective as of the Closing.

ARTICLE 11
GENERAL PROVISIONS

11.1           Shareholder Representative.

(a)           By virtue of their approval of the Merger, each Securityholder designates and appoints the Shareholder Representative as such Securityholder’s agent and attorney-in-fact with full power and authority to act for and on behalf of each Securityholder to give and receive notices and communications, to accept service of process on behalf of the Shareholders pursuant to Section 9.4(f) and Section 11.11, to authorize and agree to adjustments to the Merger Consideration under Sections 2.6 and 2.7 and other applicable provisions of this Agreement, to agree to, negotiate, enter into settlements and compromises of, and comply with Judgments of courts or other Governmental Authorities and awards of arbitrators, with respect to, any claims by any Purchaser Indemnified Party against any Shareholder or by any Shareholder against any Purchaser Indemnified Party, or any other dispute between any Purchaser Indemnified Party and any Securityholder, in each case relating to this Agreement or the transactions contemplated by this Agreement and to take all actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.  Notices or communications to or from the Shareholder Representative constitute notice to or from each of the Securityholders for all purposes under this Agreement.

(b)           The Shareholder Representative may delegate its authority as Shareholder Representative to any one of the Shareholders for a fixed or indeterminate period of time upon not fewer than 10 Business Days’ prior written notice to the Purchaser in accordance with Section 11.2.  In the event of the death or incapacity of the Shareholder Representative, a successor Shareholder Representative will be elected promptly by the Shareholders whose interests aggregate not less than a majority of the Net Notional Merger Consideration and the Securityholders will so notify the Purchaser.  Each successor Shareholder Representative has all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholder Representative, and the term “Shareholder Representative” as used in this Agreement includes any successor Shareholder Representative.

(c)           A decision, act, consent or instruction of the Shareholder Representative constitutes a decision of all the Securityholders and is final, binding and conclusive upon the Securityholders, and the Purchaser and any Indemnified Party may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Securityholders.  The Purchaser is hereby relieved from any Liability to any Person for any acts done or omissions by the Purchaser in accordance with such decision, act, consent or instruction of the Shareholder Representative.  Without limiting the generality of the foregoing, the Purchaser is entitled to rely, without inquiry, upon any document delivered by the Shareholder Representative as being genuine and correct and having been duly signed or sent by the Shareholder Representative.

(d)           The Shareholder Representative will have no Liability to any Person for any act done or omitted under this Agreement as the Shareholder Representative while acting in good faith and not in a manner constituting gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith.  The Securityholders will severally indemnify and hold harmless the Shareholder Representative from and against any Losses the Shareholder Representative may suffer as a result of any such action or omission.

(e)           The Shareholder Representative will receive no compensation for services as the Shareholder Representative.  The Securityholders will reimburse, on a pro rata basis in proportion to their interest in the Merger Consideration, the Shareholder Representative for professional fees and expenses of any attorney, accountant or other advisors retained by the Shareholder Representative and other reasonable out-of-pocket expenses incurred by the Shareholder Representative in connection with the performance of the Shareholder Representative’s duties under this Agreement.

(f)           This appointment and grant of power and authority by the Securityholders to the Shareholder Representative pursuant to this Section 11.1 is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of any Shareholder or by operation of Law, whether upon the death or incapacity of any Shareholder, or by the occurrence of any other event.

11.2           Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day), (c) received or rejected by the addressee, if sent by certified mail, return receipt requested or (d) sent by electronic email with confirmation of delivery; in each case to the following addresses, facsimile numbers or electronic mail address and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

(a) If to the Company:	(b) If to the Purchaser or the Merger Sub:
Unit 1203, 12/F., Chevalier Commercial Centre, 8 Wang Hoi Road, Kowloon Bay, Kowloon, Hong Kong. Attention: C.N. Chow Facsimile: 852-22433667	3545 N. 1st St. San Jose, CA 95134 Attention: Aaron Tachibana Facsimile: (408) 321-9123
With a copy to:	With a copy to:

Lee & Li 5F, Science Park Life Hub, 1 Industry E. 2nd Rd. Hsinchu Science Park, Hsinchu Taiwan 30075, R.O.C. Attention: Bo-Sen Von/Jasmine Lin Facsimile:886-3-5797880	Baker & McKenzie LLP Two Embarcadero Center, 11th Floor San Francisco, CA 94111 Attention: Stephen Schrader Facsimile: (415) 576-3099

(c) If to the Shareholder Representative:

Yuk Kin Wong Unit 1203, 12/F., Chevalier Commercial Centre, 8 Wang Hoi Road, Kowloon Bay, Kowloon, Hong Kong. Fascimile: +852 3516-0355

11.3           Amendment.  This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.  Any amendment of this Agreement signed by the Shareholder Representative is binding upon and effective against each Shareholder regardless of whether or not such Shareholder has in fact signed such amendment.

11.4           Waiver and Remedies.  The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement.  Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective.  Any such extension or waiver signed by the Shareholder Representative is binding upon and effective against each Shareholder regardless of whether or not such Shareholder has in fact signed the extension or waiver.  No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver.  No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing among the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.  Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

11.5           Entire Agreement.  This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

11.6           Assignment and Successors.  This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns, except that the Company may not assign any rights under this Agreement without the prior written consent of the Purchaser.  No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation.  Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

11.7           Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

11.8           Exhibits and Schedules.  The exhibits and schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.  The Company Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3.  The disclosure in any section or paragraph of the Company Disclosure Schedule qualifies other sections and paragraphs in this Agreement only to the extent it is clear by appropriate cross-references that a given disclosure is applicable to such other sections and paragraphs.  The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself.

11.9           Interpretation.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

11.10         Governing Law.  The internal laws of the British Virgin Islands will govern the provisions of this Agreement which relate to mechanics of the Merger and its effects.  With respect to all other matters, unless any exhibit or schedule specifies a different choice of law, the internal laws of the State of California (without giving effect to any choice or conflict of law provision or rule (whether of California or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its exhibits and schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom.

11.11         Dispute Resolution.

(a)           Generally.  Subject to the provisions of Sections 2.7, 2.9 and 9.3 hereof, any dispute, claim or controversy arising from or related in any way to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise (“Dispute”) will be resolved exclusively pursuant to the procedures set forth in this Section 11.11.

(b)           Arbitration.  The parties mutually desire that friendly collaboration will develop between them.  Either party may give written notice of a Dispute (the “Notice”) to the other, upon receipt of which the parties agree to undertake a good faith effort to resolve the Dispute on mutually acceptable terms.  If the parties are unable to agree to resolve a Dispute within 30 days of receipt of the Notice (or within such different period to which the parties agree in writing), either party may seek binding arbitration of the Dispute (“Arbitration”) pursuant to the procedures set forth below.

(i)           The Dispute will be submitted for binding resolution by arbitration pursuant to the International Arbitration Rules of the International Chamber of Commerce (the “Rules”) in effect at the time of commencement of the Arbitration, except to the extent that the Rules conflict with the  provisions hereof, in which case the provisions hereof control.  Notwithstanding the foregoing or any provision in the Rules, in no event will either party be entitled to seek, nor will the Arbitration Tribunal (as defined herein) be permitted to render an Award which includes, any form of equitable relief.

(ii)           Either party may commence the Arbitration by submitting a notice of arbitration pursuant to the Rules.

(iii)           The Arbitration will be conducted by an arbitral tribunal (the “Arbitral Tribunal”) consisting of three arbitrators.  Each Party will appoint one arbitrator.  The two arbitrators so appointed will attempt to agree upon the third arbitrator (who will act as Chair of the Arbitral Tribunal for administrative purposes only).  In the event that two party-nominated arbitrators will fail to agree upon a third, or in the event that either party fails to nominate an arbitrator, such arbitrator will be appointed pursuant to the Rules.

(iv)           The Arbitration will be conducted in the English language.  The Arbitration will be conducted in San Francisco, California if it is commenced by the Securityholders or the Company, and will be conducted in Hong Kong if it is commenced by the Purchaser.

(v)           The Arbitral Tribunal will render a written award (“Award”) in English stating the relief granted and supported by a written opinion setting forth findings of fact and conclusions of law.

(c)           The Award.

(i)           The Award will not be subject to further review, except pursuant to applicable Laws, and may be enforced in any court of competent jurisdiction having jurisdiction over the parties or over property belonging to a party upon which the Award may be executed pursuant to the law of the place where such property is situated.

(ii)           The Award may be used in a court of law only for the purpose of enforcing the Award.  In no event will the Award involve any form of equitable relief.

(d)           The parties agree that the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards applies to this Section 11.11.

(e)           TO THE EXTENT PERMITTED BY APPLICABLE LAW THEN IN EFFECT, EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

(f)           EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS’ FEES, COSTS OR PREJUDGMENT INTEREST FROM THE OTHER.

11.12                      Limitation of Liabilities.  IN NO EVENT WILL ANY PARTY WHICH IS A SIGNATORY TO THIS AGREEMENT BE LIABLE TO ANY PARTY OR OTHER PERSON FOR ANY LOST PROFITS, OTHER CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL OR PUNITIVE DAMAGES OF ANY KIND, REGARDLESS OF WHETHER SUCH PARTY WILL BE ADVISED, WILL HAVE OTHER REASON TO KNOW, OR IN FACT WILL KNOW OF THE POSSIBILITY OF THE FOREGOING UNLESS, SOLELY WITH RESPECT TO CONSEQUENTIAL OR SPECIAL (TO THE EXTENT THAT SUCH DAMAGES ARE DEEMED TO BE CONSEQUENTIAL), ANY SUCH DAMAGES ARE PART OF A JUDGMENT IN CONNECTION WITH A CLAIM OF A THIRD PERSON AGAINST AN INDEMNIFIED PARTY.

11.13                      Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

11.14                      Expenses.  Except as otherwise expressly provided in this Agreement, each party will bear its respective direct and indirect expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.  If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from any breach of this Agreement by another party.

11.15                      Construction.  Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement should be construed to be of such gender or number as the circumstances require.  The term “including” means “including without limitation” and is intended by way of example and not limitation.  Any reference to a statute is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Pericom Semiconductor Corporation, a California corporation By: /s/ Aaron Tachibana Name: Aaron Tachibana Title: Chief Financial Officer	Pericom Technology Inc., a company incorporated under the laws of the British Virgin Islands By: /s/ Tay Thiam Song Name: Tay Thiam Song Title: Chairman
“Merger Sub” PTI Acquisition Subsidiary Inc., a company incorporated under the laws of the British Virgin Islands By: /s/ John Chi-Hung Hui Name: John Chi-Hung Hui Title: Director	“Shareholder Representative” Solely for the purposes related to the Shareholder Representative as set forth herein /s/ Yun Kin Wong Yuk Kin Wong, in his capacity as Shareholder Representative

List of Exhibits and Schedules

Exhibit A	Definitions
Exhibit B	Exchange Agent Agreement
Exhibit C	Escrow Agreement
Exhibit D-1	Preliminary Merger Consideration Allocation Schedule
Exhibit D-2	Final Merger Consideration Allocation Schedule
Exhibit E	Operating Plan
Exhibit F	Company Disclosure Schedule
Exhibit G	Company Certificate

Exhibit A

Definitions

For the purposes of this Agreement:

“Acquired Companies” means, collectively,  the Company and its Subsidiaries.

 “Acquired Employees” means those employees or independent contractors of the Acquired Companies immediately prior to the Effective Time who are identified as such in Section 3.16(a) of the Company Disclosure Schedule.

“Adjustment Calculation” has the meaning set forth in Section 2.7(a).

“Adjustment Notice” has the meaning set forth in Section 2.7(a).

“Additional Earnout Consideration” has the meaning set forth in Section 2.9(a).

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Earnout Amount” has the meaning set forth in Section 2.9(b).

“Aggregate Option Exercise Amount” has the meaning set forth in Section 2.1(a).

“Agreement” has the meaning set forth in the introductory paragraph.

“Ancillary Agreements” means, collectively, the Exchange Agent Agreement and the Escrow Agreement.

“Approval Meeting” has the meaning set forth in Section 5.8.

“Arbitration” has the meaning set forth in Section 11.11(b).

“Arbitral Award” has the meaning set forth in Section 11.11(b).

“Arbitral Tribunal” has the meaning set forth in Section 11.11(b).

“Award” has the meaning set forth in Section 11.11(c).

“Balance Sheet” has the meaning set forth in Section 3.5.

“Business Day” means any day other than a Saturday, Sunday or any day on which banking institutions in the State of California are closed either under applicable Law or action of any Governmental Authority.

“Certificate” has the meaning set forth in Section 2.3(a).

“Claim Notice”  has the meaning set forth in Section 9.3(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Balance Sheet” has the meaning set forth in 2.7(a).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Expenses” means all legal, accounting, tax, financial advisory and other professional or transaction expenses incurred in connection with the Merger, change of control and severance obligations, and any withholding, payroll, employment or similar Taxes, if any, required to be withheld or paid by the Purchaser (on behalf of the Acquired Companies), the Acquired Companies or the Surviving Company with respect to the Merger Consideration payable pursuant to this Agreement or any such Taxes that may arise if loans or other obligations owed by Securityholders or employees are forgiven in connection with the Merger.

 “Closing Payment” has the meaning set forth in Section 1.2(c).

“Closing Working Capital” means the difference between Closing Working Capital Assets and Closing Working Capital Liabilities.

“Closing Working Capital Assets” means the sum of the following assets of the Acquired Companies as of the close of business on the Closing Date, as such asset accounts are set forth on the Interim Balance Sheet, in each case determined consistent with past practice: (a) cash and cash equivalents; (b) accounts receivable; (c) inventory, and (d) other current assets; provided, however, that in no event will Closing Working Capital Assets include any current or deferred Tax assets.

“Closing Working Capital Liabilities” means the sum of the following liabilities of the Acquired Companies as of the close of business on the Closing Date, as such liability accounts are set forth on the Interim Balance Sheet, in each case determined consistent with past practice: (a) accounts payable; (b) accrued liabilities; (c) Indebtedness, and (d) Closing Expenses; provided, however, that in no event will Closing Working Capital Liabilities include any current or deferred Tax liabilities.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Shares” has the meaning set forth in Section 3.4.

“Company” has the meaning set forth in the introductory paragraph.

“Company Capital Shares” means all of the issued and outstanding Common Shares, Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares.

“Company Disclosure Schedule” has the meaning set forth in the introductory paragraph in Article 3.

“Company Intellectual Property” has the meaning set forth in Section 3.13(a).

 “Company Plan” means any written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by the Company or any Acquired Company for the benefit of any current or former director, officer, employee or consultant of the Company or any Acquired Company, or with respect to which the Company or any Acquired Company has or may have any Liability.

“Company Product Costs” means the total costs for (i) materials, labor and other costs related to the manufacture of the Company Products, (ii) Company Products returned for which credit is issued and inventory is returned, (iii) stock balancing returns of the Company Products from distributors for which credit is issued and inventory is returned, (iv) transportation costs for incoming and outgoing materials relating to Company Products, (v) variances in purchase price, usage and efficiency, and overhead absorption relating to the Company Products, (vi) standard cost adjustments to the inventory of the Company Products, (vii) costs of materials for the Company Products or Company Products that are damaged, aged or non-functioning, (viii) inventory adjustments of the Company Products required as a result of book to physical on-hand differences, (ix) inventory provision costs for aged inventory of the Company Products in excess of 12 months, or obsolete inventory of the Company Products and (x) all other costs not falling within the scope of categories (i) through (ix).

“Company Product Credits and Adjustments” means the total of any credits and adjustments for (i) Company Products returned for which credit is issued, (ii) stock balancing returns of the Company Products from distributors for which credit is issued, (iii) credit memoranda issued to distributors or other third parties which reduce the effective price of the Company Products, (iv) credit memoranda adjusting the price of a previously invoiced sale of the Company Products, (v) deductions taken by customers for early payment for the Company Products, (vi) sales concessions and other credit memoranda issued for assistance in stocking and selling the Company Products, (vii) revenue from intercompany sales of the Company Products and (viii) all other credit memoranda not included falling within the scope of categories (i) through (vii).

“Company Products” means (a) the products that the Company currently manufactures, markets, sells or licenses as of the Closing Date, (b) such other products that are currently in development as of the Closing Date, and (c) subsequent versions (including any upgrades or updates) of the products covered by the foregoing clauses (a) and (b).

“Confidential Information” means any information, in whatever form or medium, concerning the business or affairs of the Acquired Companies.

“Confidentiality Agreement” has the meaning set forth in Section 5.6(b).

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

“Controlling Party” has the meaning set forth in Section 9.4(c).

“Convertible Options” has the meaning set forth in Section 2.2(a).

“Current Financial Statements” has the meaning set forth in Section 3.5.

“Disclosed MPF Scheme” has the meaning set forth in Section 3.17(j).

“Dispute” has the meaning set forth in Section 11.11(a).

“Dispute Notice” has the meaning set forth in Section 2.7(b).

“Dissenting Shares” has the meaning set forth in Section 2.5.

“DOL” has the meaning set forth in Section 3.16(b).

“Earnout” has the meaning set forth in Section 2.9(a).

“Earnout Calculation” has the meaning set forth in Section 2.9(a).

“Earnout Option Consideration” has the meaning set forth in Section 2.2(a).

 “Earnout Period” has the meaning set forth in Section 2.9(a).

“Earnout Period Profit” has the meaning set forth in Section 2.9(a).

“Earnout Referee” has the meaning set forth in Section 2.9(d).

“Earnout Statement” has the meaning set forth in Section 2.9(c).

“Effective Time” has the meaning set forth in Section 1.2(a).

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, restriction (other than any restriction on transferability imposed by federal or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

“Environmental Law” means any Law relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals, public health and safety, or worker health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (b) air, water and noise pollution, (c) groundwater and soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety and worker health and safety and (h) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species.

“Escrow Agreement” has the meaning set forth in Section 1.2(c).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.6(a).

“Estimated Closing Balance Sheet Certificate” has the meaning set forth in Section 2.6(a).

“Estimated Closing Expenses” has the meaning set forth in Section 2.6(b).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.6(b).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.6(b).

“Escrow and Exchange Agent” has the meaning set forth in Section 1.2(c).

“Exchange Agent Agreement”  has the meaning set forth in Section 1.2(c).

“Exchange Fund” has the meaning set forth in Section 1.2(c).

“Exercisable No-Cash-Out Options” has the meaning set forth in Section 2.2(a)(ii).

“Export Approvals” has the meaning set forth in Section 3.27(a).

“FCPA” has the meaning set forth in Section 3.19(d).

 “Final Closing Working Capital” has the meaning set forth in Section 2.7(a).

“Final Earnout Report” has the meaning set forth in 2.9(d).

“Final Merger Consideration Allocation Schedule” has the meaning set forth in Section 2.3(a).

“Governmental Authority” means any (a) federal, national, state, provincial, local, municipal, foreign or other government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (c) multinational organization or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Gross Profit” means all revenues from sales of the Company Products less (i) Company Product Credits and Adjustments and (ii) Company Product Costs, provided that with respect to intercompany sales of the Company Products, the Gross Profit attributable to such sales shall be limited to a maximum amount of $550,000.  Gross Profit (i) for periods after the Closing shall be determined in accordance with US GAAP and consistent with Purchaser’s accounting policies and procedures and (ii) for periods prior to and including the Closing shall be determined in accordance with PRC GAAP or Hong Kong GAAP, as applicable, and shall otherwise be consistent with the Company's  accounting policies and procedures.

“Harmful Code” means any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any Software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command.

“Hazardous Material” has the same meaning as such term is given in Environmental Laws.

“Hazardous Substance” has the same meaning as such term is given in Environmental Laws.

“Hazardous Waste” has the same meaning as such term is given in Environmental Laws.

“Historical Financial Statements” has the meaning set forth in Section 3.5.

“Hong Kong GAAP” means generally accepted accounting principles for financial reporting in  the Hong Kong Special Administrative Region of the PRC, as in effect as of the date of this Agreement.

“Houlihan Lokey Engagement” has the meaning set forth in Section 4.5.

“Escrow Fund” has the meaning set forth in Section 1.2(c).

“Improvements” has the meaning set forth in Section 3.12(d).

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of the Acquired Companies for borrowed money; (b) all obligations of the Acquired Companies evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by the Acquired Companies, whether or not the obligation secured thereby has been assumed; (d) all guarantees by the Acquired Companies of obligations of others for borrowed money; and (e) all obligations, contingent or otherwise, of the Acquired Companies as an account party in respect of letters of credit and letters of guaranty.

“Indemnification Period” has the meaning set forth in Section 9.5.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Independent Accounting Firm” has the meaning set forth in Section 2.7(d).

“Initial Earnout Consideration” has the meaning set forth in Section 2.9(a).

“Initial Merger Consideration” has the meaning set forth in Section 2.1(a).

“Initial Option Consideration” has the meaning set forth in Section 2.2(a).

 “Intellectual Property” means all of the following anywhere in the world and all legal rights, title, or interest in the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals:

(1)           all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part and inventors’ certificates (“Patents”);

(2)           all copyrights, copyright registrations and copyright applications, works of authorship, copyrightable works, and all other corresponding rights (“Copyrights”);

(3)           all mask works, mask work registrations and mask work applications, and all other rights relating to semiconductor design and topography (“Mask Works”);

(4)           all industrial designs, industrial models, utility models, certificates of invention and other indices of invention ownership, and any related registrations and applications;

(5)           all trade dress and trade names, logos, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin, and all goodwill associated with any of the foregoing (“Trademarks”);

(6)           Internet addresses and domain names and related registrations and applications and any renewals or extensions (“Internet Addresses”);

(7)           all inventions (whether patentable or not and whether or not reduced to practice), invention disclosures, discoveries, invention notebooks, file histories, know how, technology, improvements, technical data, trade and industrial secrets, confidential business information, manufacturing, production and other processes and techniques, devices, prototypes, schematics, breadboards, printed circuit boards, verilog files, reports, hardware development and other tools, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer, distributor, reseller and supplier lists and information, correspondence, records, all other documentation, and other proprietary information of every kind (“Trade Secrets”);

(8)           all computer software including all source code, object or executable code, firmware, software compilations, software implementations of algorithms, software tool sets, compilers, software models and methodologies, development tools, files, records, technical drawings, programmer comments and annotations, and data relating to the foregoing (“Software”);

(9)           all databases and data collections and all rights in the same;

(10)           all rights of paternity, integrity, disclosure, and withdrawal, and any other rights that may be known or referred to as “moral rights,” in any of the foregoing;

(11)           any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property;

(12)           all tangible embodiments of any of the foregoing, in any form and in any media;

(13)           all versions, releases, upgrades, derivatives, enhancements and improvements of any of the foregoing; and

(14)           all statutory, contractual and other claims, demands, remedies and causes of action for royalties, fees, or other income from, or infringement, misappropriation or violation of, any of the foregoing, and all of the proceeds from the foregoing that are accrued and unpaid as of, and/or accruing after, the date of this Agreement.

“Interim Balance Sheet” has the meaning set forth in Section 3.5.

“Internally Used Shrinkwrap Software” means Software licensed to any Acquired Company under generally available retail shrinkwrap or clickwrap licenses and used in the Acquired Companies’ business, but not incorporated into Software, products or services licensed or sold, or anticipated to be licensed or sold, by the Acquired Companies to customers or otherwise resold or distributed by the Acquired Companies.

“IRS” means the Internal Revenue Service and, to the extent relevant, the Department of Treasury.

 “Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Key Employees” has the meaning set forth in Section 6.1(h).

“Knowledge”:  (a) an individual will be considered to have “Knowledge” of a fact or matter if the individual is actually aware of the fact or matter and (b) an entity will be considered to have “Knowledge” of a fact or matter if any individual who is serving, or who has at any time served, as a director, manager or senior executive, officer, partner, executor or trustee of that entity (or in similar capacity), in his capacity, has, or at any time had, Knowledge of the fact or matter.

“Law” means any federal, national, state, provincial, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.

“Leased Real Property” has the meaning set forth in Section 3.12(b).

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with PRC GAAP, Hong Kong GAAP or US GAAP, as applicable.

“Limited License” has the meaning set forth in Section 3.13(r).

“Loss” means any loss, Proceeding, Judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, diminution of value, Liability, Tax, Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving the claim of another Person.

“Material Adverse Change” means a change which would have a Material Adverse Effect.

A violation, circumstance, change, effect or other matter is deemed to have a “Material Adverse Effect” on (a) the Purchaser, if such violation, circumstance, change, effect or other matter would have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or on the ability of the Purchaser to consummate the transaction contemplated thereby, or (b) the Company and its Subsidiaries, if such violation, circumstance, change, effect or other matter, either individually or in the aggregate with all other violations, circumstances, changes, effects and other matters, has, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise) of the business, assets (including intangible assets) and liabilities, results of operations or financial performance of the Acquired Companies, taken as a whole; provided, however, that any violation, circumstance, change or effect to the extent resulting or arising from (A) changes in PRC GAAP, Hong Kong GAAP or GAAP applicable to companies in the industries in which the Acquired Companies operate, (B) changes in laws, rules or regulations applicable to companies in the industries in which the Acquired Companies operate, (C) changes in global or national political conditions or general economic or market conditions affecting other companies in the industries in which the Acquired Companies operate (provided that the same do not affect the Acquired Companies disproportionately as compared to other companies of similar size operating in the same industry), (D) failure of the Acquired Companies to meet earnings projections in and of themselves, (E) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby solely to the extent that the Company demonstrates such effect to have so resulted from such disclosure or consummation or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case shall not be taken into account in determining whether a “Material Adverse Effect” has occurred.

“Material Contracts” has the meaning set forth in Section 3.14(a).

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Documents” means the articles of merger and plan of merger required under the Laws of the British Virgin Islands.

“Merger Sub” has the meaning set forth in the introductory paragraph.

“MPFS Ordinance” has the meaning set forth in Section 3.17(i).

“National Priorities List” has the same meaning as such term is given in Environmental Laws.

“Net Notional Merger Consideration” has the meaning set forth in Section 2.1(a).

“Noncontrolling Party” has the meaning set forth in Section 9.4(c).

“Notice” has the meaning set forth in Section 11.11(b).

“Objection Notice” has the meaning set forth in Section 9.3(b).

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Operating Plan” has the meaning set forth in Section 2.9(f)(iii).

 “Options” has the meaning set forth in Section 3.4.

“Option Consideration” has the meaning set forth in Section 2.2(a).

“Outstanding Company Shares” has the meaning set forth in Section 2.1(a).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Acquired Companies, including the Intellectual Property listed on Section 3.13(a)(i) of Company’s Disclosure Schedule.

“Owned Real Property” has the meaning set forth in Section 3.12(a).

“Pending Claim” has the meaning set forth in Section 2.8.

“Performance Pool” has the meaning set forth in Section 2.10.

“Per Share Net Participation Amount” has the meaning set forth in Section 2.1(a).

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Pool Participants” has the meaning set forth in Section 2.10.

“PRC” has the meaning set forth in Section 2.12.

“PRC GAAP” means generally accepted accounting principles for financial reporting in the PRC, as in effect as of the date of this Agreement.

“Preferred Shares” has the meaning set forth in Section 3.4.

“Preliminary Merger Consideration Allocation Schedule” has the meaning set forth in Section 2.3(a).

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Products” means (i) all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Acquired Companies.

“Purchase Price Adjustment Fund” has the meaning set forth in Section 1.2(c).

“Purchase Price Adjustment Fund Period” has the meaning set forth in Section 1.2(c).

“Purchaser” has the meaning set forth in the introductory paragraph.

“Purchaser Indemnified Party” has the meaning set forth in Section 9.1.

“Requisite Shareholder Approval” has the meaning set forth in Section 3.2.

“Registered Intellectual Property” means Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any Governmental Authority or non-governmental registrar (whether provisional, supplemental, or otherwise), anywhere in the world.

“Relief” includes any loss, relief, allowance, set off, exemption, reduction or deduction relevant to the computation of profits or income or utilization of credit against profits or income or Tax or any right to repayment of Tax or other relief of a similar nature granted by or pursuant to any legislation, regulation or practice or otherwise relating to all forms of Taxes.

“Remedial Action” has the same meaning as such term is given in Environmental Laws.

“Removal” has the same meaning as such term is given in Environmental Laws.

“RoHS Directive” has the meaning set forth in Section 3.18(f).

“Rules” has the meaning set forth in Section 11.11(b).

“SEC” has the meaning set forth in Section 2.7(a).

 “Securityholder” means the Shareholders and the holders of Convertible Options.

“Series A Preferred Shares” has the meaning set forth in Section 3.4.

“Series B Preferred Shares” has the meaning set forth in Section 3.4.

“Series C Preferred Shares” has the meaning set forth in Section 3.4.

“Shareholder Representative” has the meaning set forth in the introductory paragraph.

“Settlement Date” has the meaning set forth in Section 9.3(g).

“Solid Waste” has the same meaning as such term is given in Environmental Laws.

“Steelhead Engagement” has the meaning set forth in Section 3.25.

 “Shareholder” means any holder of Company Capital Shares.

“Shareholder Materials” has the meaning set forth in Section 5.8.

“Share Option Plan” means, collectively, the Pericom Technology Inc. 2006 Share Incentive Plan, Pericom Technology Inc. 2001 Stock Option Plan, and Pericom Technology Inc. 1994 Flexible Stock Incentive Plan.

“Straddle Period” means any taxable year or period beginning before and ending after the Closing Date.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.

“Surviving Company” has the meaning set forth in Section 1.1.

“Target Working Capital” has the meaning set forth in Section 2.6(b).

“Tax” means (a) any federal, state, local, foreign and other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment and social security or other tax of whatever kind (including any fee, assessment and other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that the Company is liable to pay by Law, by Contract or otherwise, whether or not disputed.

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Intellectual Property” has the meaning set forth in Section 3.13(a)(ii).

“Threshold” has the meaning set forth in Section 9.6(b).

“Total Outstanding Shares” has the meaning set forth in Section 2.1(a).

“Transmittal Documentation” has the meaning set forth in Section 2.3(a).

“Transmittal Letter” has the meaning set forth in Section 2.3(a).

“Update Notification” has the meaning set forth in Section 5.4(a).

“underwater” has the meaning set forth in Section 2.2(a).

“Unvested Options” shall mean those Options that have not vested as of immediately prior to the Effective Time pursuant to the terms of the Company Share Plan and applicable agreements governing such Options (after giving effect to any acceleration of vesting that occurs as a result of the consummation of the Merger in compliance with (and not in breach or other violation of) this Agreement.

“Financial Statements” has the meaning set forth in Section 3.5.

“US GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

“U.S. Taxpayer” means a Person subject to taxation under the federal, state or local laws of the United States.

“Vested Options” shall mean those Options vested pursuant to the terms of the Company Share Plan and applicable agreements governing such Options (after giving effect to any acceleration of vesting that occurs as a result of the consummation of the Merger).